Exhibit 2.1
Execution Copy

Agreement and Plan of Merger
by and among
ADVENTRX Pharmaceuticals, Inc.,
Speed Acquisition, Inc.,
SD Pharmaceuticals, Inc.,
the Founders
and
The Stockholder Representative
Dated as of April 7, 2006

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Certificate of Merger

Exhibit B	Registration Rights Agreement

Exhibit C	Release

Exhibit D	Non-Competition Agreement

Exhibit E	Consulting Agreement

Exhibit F	Opinion of DLA Piper Rudnick Gray Cary

Agreement and Plan of Merger
     This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 7, 2006 (the “Agreement Date”), by and among ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Speed Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), SD Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Paul Marangos and Andrew X. Chen, each an individual (each, a “Founder”), and Paul Marangos, an individual, for the purpose of acknowledging his appointment as the Stockholder Representative pursuant to Section 6.9. Capitalized terms used herein shall, if not otherwise defined, have the meanings set forth in Article VIII hereof.
Background
     A. Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger.
     B. The Company Board has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) recommended that the Stockholders adopt and approve this Agreement and the other transactions contemplated by this Agreement, and approve the Merger.
     C. To induce Parent and Merger Sub to enter into this Agreement, each of the Founders have (i) entered into letter agreements with Parent dated the Agreement Date pursuant to which each agreed to, among other things, cause its Company Capital Shares to be voted in favor of ratification or approval of the Merger Agreement and the Merger at every meeting of the Stockholders called and on every action by written consent of the Stockholders circulated regarding the Merger Agreement and the Merger; and (ii) executed and delivered a Release and a Non-Competition Agreement dated the Agreement Date to be effective as of the Effective Time.
Agreement
     In consideration of the covenants, promises and representations set forth in this Agreement, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to in this Agreement as the “Surviving Corporation.”

     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 7.1, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place as promptly as practicable, but no later than five Business Days, following the satisfaction or waiver of the conditions set forth in Article V (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Bingham McCutchen LLP, Three Embarcadero Center, San Francisco, California, unless another place or date is agreed to by Parent and the Company. The date upon which the Closing occurs is in this Agreement referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a properly executed Certificate of Merger satisfying the requirements of the DGCL in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to in this Agreement as the “Effective Time”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become debts and liabilities of the Surviving Corporation.
     1.4 Certificate of Incorporation; Bylaws.
          (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended as set forth in the Certificate of Merger until thereafter amended as provided by applicable Law and such Certificate of Incorporation.
          (b) At the Effective Time, the By-Laws of Merger Sub shall be the By-Laws of the Surviving Corporation until thereafter amended.
     1.5 Directors and Officers. At the Effective Time and by virtue of the Merger, the director(s) of Merger Sub immediately prior to the Effective Time shall become the director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time and by virtue of the Merger, the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the By-Laws of the Surviving Corporation.
     1.6 Merger Consideration; Effect on Capital Shares; Indemnity Withhold.
          (a) Allocation Certificate; Estimated Adjustments to Merger Consideration. On or prior to the Closing Date, the Company shall deliver to Parent a certificate (the “Allocation Certificate”) of the Company signed by the Chief Executive Officer and the Chief Financial Officer of the Company certifying, in each case as of the Closing:

               (i) the identity and address of record of each record holder of Company Common Shares and the number of Company Common Shares held by each such Stockholder,
               (ii) each Stockholder’s Pro Rata Share,
               (iii) a schedule of outstanding Liabilities (other than Transaction Expenses) of the Company accompanied by documentation therefore in reasonable detail, and
               (iv) a schedule of Transaction Expenses incurred by the Company, whether or not paid, accompanied by documentation therefor in reasonable detail.
which Allocation Certificate when approved by Parent, and subject to Article VI, shall be deemed the definitive allocation of Merger Consideration payable to the Stockholders in connection with the Merger and the disbursement thereof.
          (b) Merger Consideration.
               (i) Amount of Consideration. The aggregate consideration to be paid by Parent to the Stockholders (the “Merger Consideration”) at the Closing in connection with the Merger shall equal the difference of (A) $9,000,000, minus (B) the amount (if any) by which the Company’s Transaction Expenses exceed $70,000, minus (C) the amount (if any) by which the Company’s outstanding Liabilities as of the Closing Date exceed $165,000, subject to adjustment pursuant to Section 1.6(b)(ii).
               (ii) Form of Consideration. The Merger Consideration payable to each Stockholder at the Closing shall be satisfied by the issuance to such Stockholder of such Stockholder’s Pro Rata Share of the Merger Consideration Shares, subject to withholding as provided in Section 1.6(c) and the other terms of this Agreement. The “Merger Consideration Shares” shall mean a number of shares of Parent Common Stock equal to the quotient of (x) the Merger Consideration divided by (y) the Reference Price; provided, however, notwithstanding anything to the contrary herein, including but not limited to Section 1.6(b)(i), that if the foregoing quotient results in a number of Merger Consideration Shares (A) less than 2,100,000, then the total number of Merger Consideration Shares shall equal 2,100,000, or (B) greater than 2,300,000, then the total number of Merger Consideration Shares shall equal 2,300,000 Merger Consideration Shares.
               (iii) No Fractional Shares. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to issue or cause to be issued fractional shares of Parent Common Stock in payment of any portion of the Merger Consideration. If any fraction of a share of Parent Common Stock would, except for the provisions of this Section 1.6(b), be issuable, Parent shall pay an amount in cash equal to the Reference Price multiplied by such fraction.
               (iv) Legend. Each stock certificate issued to a Stockholder representing shares of Parent Common Stock issued pursuant to this Agreement, and each stock certificate delivered on transfer of or in substitution for any such certificate, shall be imprinted with the following legend (or the substantial equivalent thereof).
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. EXCEPT AS SPECIFIED IN THIS LEGEND, SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT THERETO UNDER SUCH ACT UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT OR UNLESS SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER IS OTHERWISE EXEMPT FROM REGISTRATION AND ANY APPLICABLE STATE SECURITIES LAWS. THE COMPANY MAY REQUEST A WRITTEN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH SALE OR OTHER TRANSFER.”
          (c) Indemnity Withhold. At the Closing, Parent will issue in the name of the Stockholders on a Pro Rata Basis stock certificates representing 5% of the Merger Consideration Shares (the “Indemnity Withhold Shares”), and Parent will retain possession of said stock certificates on behalf of the Stockholders for the purpose of funding claims for indemnification by Indemnified Parties pursuant to Article VI. The stock certificates representing the Indemnity Withhold Shares shall be held by the Secretary of Parent and released by Parent pursuant to the terms of this Agreement. Notwithstanding the foregoing, if the Registration Statement (as defined in the Registration Rights Agreement) covering all of the Registrable Shares (as defined in the Registration Rights Agreement), other than those Registrable Shares Parent may omit from the Registration Statement pursuant to Section 1.1 of the Registration Rights Agreement, has not become effective under the Securities Act of 1933, as amended (the “Securities Act”):
               (i) by June 12, 2006, Parent shall release and deliver to the Stockholders on a Pro Rata Basis 20% of the Indemnity Withhold Shares;
               (ii) by July 12, 2006, Parent shall release and deliver to the Stockholders on a Pro Rata Basis an additional 20% of the original Indemnity Withhold Shares;
               (iii) by August 12, 2006, Parent shall release and deliver to the Stockholders on a Pro Rata Basis an additional 20% of the original Indemnity Withhold Shares;
               (iv) by September 12, 2006, Parent shall release and deliver to the Stockholders on a Pro Rata Basis an additional 20% of the original Indemnity Withhold Shares; and
               (v) by October 12, 2006, Parent shall release and deliver to the Stockholders on a Pro Rata Basis an additional 20% of the original Indemnity Withhold Shares.

          (d) Effect on Company Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders:
               (i) Each Company Common Share held in the treasury of the Company and each Company Common Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment or distribution shall be made with respect thereto; and
               (ii) Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than any Company Common Shares to be canceled pursuant to Section 1.6(d)(i)) shall be converted into the right to receive, upon surrender of the certificate therefor and a Letter of Transmittal with respect thereto in accordance with this Agreement and subject to Section 1.6(c), an amount of Merger Consideration Shares equal to the Per Share Merger Consideration.
          (e) Withholding Rights; Deductions from Consideration. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from any payment to any Person under this Agreement or any other Transaction Agreements such amounts as it is required to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Merger under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or deducted by the Surviving Corporation or by Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Corporation or by Parent, as the case may be.
          (f) No Further Ownership Rights in Company Common Shares. The amounts, if any, paid or payable upon the surrender for exchange of Company Common Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
          (g) Capital Shares of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully-paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

     1.7 Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary, any Company Common Shares held by a Stockholder who demands and perfects appraisal rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (collectively, “Dissenting Shares”), shall not be converted into or represent the right to receive any portion of the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.
          (b) If any Stockholder who holds Dissenting Shares as of the Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive a portion of the Merger Consideration pursuant to and subject to Section 1.6 without interest thereon upon surrender of the certificate therefor and a Letter of Transmittal with respect thereto in accordance with this Agreement.
          (c) The Company shall give Parent (i) prompt written notice of any demands for appraisal of any Company Common Shares, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL on the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisal under the DGCL, or offer to settle any such matters.
     1.8 Surrender of Certificates.
          (a) Exchange Procedures. As soon as reasonably practicable following the Agreement Date and in any event not less than two Business Days before the Closing Date, Parent will deliver to the Company for distribution to each Stockholder (i) a letter of transmittal (the “Letter of Transmittal”) which shall specify that delivery of the Certificates held by such Stockholder shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of such original Certificates to Parent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates held by such Stockholder in exchange for the Merger Consideration Shares issuable with respect thereto under this Agreement. The Letter of Transmittal shall indicate that amounts may be withheld from any Stockholder in accordance with the terms of this Agreement. If a Stockholder delivers to Parent a duly completed and executed Letter of Transmittal, together with the surrender of the Certificates held by such Stockholder for cancellation, such Stockholder shall be entitled to receive in exchange therefor the portion of the Merger Consideration Shares to which such Stockholder is entitled pursuant to Section 1.6 and the Certificates so surrendered shall be canceled. Any cash payment to a Stockholder in respect of fractional shares of Parent Common Stock pursuant to Section 1.6(b)(iii) shall be so made by check. Following the Effective Time, until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Company Common Shares will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive that portion of the Merger Consideration Shares or other consideration determined in accordance with this Article I.
          (b) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Parent, the Surviving Corporation or any party hereto shall be liable for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (c) Lost, Stolen or Destroyed Certificates. In the event any Certificates to be surrendered in accordance with Section 1.9(a) shall have been lost, stolen or destroyed, the Parent shall deem such lost, stolen or destroyed Certificates surrendered for purposes of Section 1.9(a), upon the receipt of an affidavit of that fact, in a form reasonably satisfactory to Parent, by the holder thereof pursuant to which such holder would agree to indemnify Parent and its Affiliates against any claim that may be made against Parent or its Affiliates with respect to the Certificates alleged to have been lost, stolen or destroyed.
     1.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company and each Founder each represents and warrants to each of Parent and Merger Sub, subject to such exceptions as are set forth in the disclosure schedule dated as of the Agreement Date and delivered herewith to Parent (the “Disclosure Schedule”), as follows:
     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 2.1(a) and in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to be material to the Company or its ability to consummate the Merger. The Company has delivered a true and correct copy of the Company Certificate of Incorporation and its By-Laws, each as amended to date and in full force and effect, to Parent. The Company has not violated the Company Certificate of Incorporation or its By-Laws in any material respect. Schedule 2.1(b) lists every state or foreign jurisdiction in which the Company has facilities, maintains an office or has an Employee. Neither the Company nor any of its predecessors has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, trade name or name other than the legal name of such Person.

     2.2 Authority.
          (a) The Company has all requisite corporate power and authority to enter into this Agreement, the Certificate of Merger and each other agreement, certificate or document contemplated thereby or hereby (collectively with the Agreement, the “Transaction Agreements”) to which it is or will be a party and to consummate the Transactions. The Company Board has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders, (ii) approved the Transaction Agreements to which it is or will be a party and the Transactions, including the Merger, and (iii) recommended that the Stockholders adopt and approve this Agreement, each other Transaction Agreement, and the Transactions, including the Merger (the “Board Approvals”). The execution, delivery and performance by the Company of this Agreement to which it is or will be a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and the Merger, subject only to the approval of this Agreement and the Merger by holders of Company Capital Shares. The Company has delivered to Parent copies of the resolutions adopted by the Company Board approving this Agreement and the Merger. The Board Approvals have not been revoked, rescinded or amended.
          (b) This Agreement has been, and each of the other Transaction Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of such Transaction Agreements they will at the Closing constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity; provided, however, that the Certificate of Merger will not be effective until filed with the Secretary of State of the State of Delaware.
     2.3 No Conflict. The execution and delivery by the Company of this Agreement and each other Transaction Agreement to which the Company is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or result in the imposition or creation of any Lien upon any of the Company’s properties or assets (tangible or intangible) under (i) any provision of the Company Certificate of Incorporation, the Company’s By-Laws or other organizational documents of the Company, (ii) any Company Contract, (iii) any Company Authorization or (iv) any Law applicable to the Company or any of its properties or assets (whether tangible or intangible).
     2.4 Consents.
          (a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity or any other Person (other than parties to a Company Contract), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and the other Transaction Agreements to which the Company is a party or the consummation of the Transactions, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
          (b) Except as set forth on Schedule 2.4(b), no consent, waiver or approval of any Person that is a party to any Company Contract is required thereunder in connection with or as a result of the Transactions, or for any such Company Contract to remain in full force and effect without limitation, modification or alteration (including payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Company Contracts had the Transactions not occurred) immediately after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Company Contracts immediately following the Effective Time.
     2.5 Subsidiaries. The Company does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.
     2.6 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of: 25,000,000 Company Common Shares, of which 6,106,801 shares are issued and outstanding as of the Agreement Date, and 10,000,000 Company Preferred Shares, of which no shares are issued and outstanding. The outstanding Company Common Shares, including all shares subject to the Company’s right of repurchase, are held of record and beneficially by the Persons with the addresses and in the amounts and represented by the certificates set forth on Schedule 2.6(a). All outstanding Company Common Shares (i) have been duly authorized and validly issued and are fully paid, non-assessable and, not subject to preemptive rights or similar rights created by statute, the Company Certificate of Incorporation, the Company’s By-Laws or any Company Contract, and (ii) have been offered, sold, issued and delivered by the Company in compliance with all applicable Laws, including federal and state securities Laws, in all material respects. Except as set forth on Schedule 2.6(a), there are no declared or accrued but unpaid dividends with respect to any Company Common Shares.
          (b) As of the Agreement Date, 100,000 Company Common Shares are subject to vesting or other purchase, repurchase or redemption restrictions in favor of the Company (“Company Restricted Stock”). Schedule 2.6(b) sets forth for the name of each holder of Company Restricted Stock, an indication of whether such holder is an Employee or director of the Company, the date of grant or issuance of such Company Restricted Stock, the number of Company Common Shares subject to such restricted stock grant, the vesting schedule for such restricted stock, including the extent to which such restricted stock is vested as of the Agreement Date and whether and to what extent the exercisability or vesting of such restricted stock will be accelerated and become exercisable or vested as a result of the Merger, and whether an election under Section 83(b) of the Code is in effect with respect to such Company Restricted Stock.

          (c) The Company has not ever adopted, sponsored or maintained any stock option plan or any other plan providing for issuance of equity or other securities to any Person. There are no outstanding subscriptions, options, calls, warrants or any other rights, whether or not currently exercisable, to acquire any Company Capital Shares or right to acquire any Company Capital Shares or that are or may become convertible into or exchangeable for any Company Capital Shares or right to acquire any Company Capital Shares to which the Company is a party or by which the Company is bound (each a “Company Stock Right”). There are no Contracts pursuant to which the Company is obligated or could become obligated to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Shares or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Company Stock Right. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.
          (d) Except as set forth on Schedule 2.6(d), there are no (i) voting trusts, proxies, or other Contracts or understandings with respect to the voting of any stock of the Company to which the Company is a party, by which the Company is bound, or of which the Company has knowledge, or (ii) Contracts or understandings to which the Company is a party, by which the Company is bound, or of which the Company has knowledge relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, “co-sale” rights or “drag-along” rights) of any Company Common Shares. The execution and delivery of this Agreement, the other Transaction Agreements and the consummation of the Transactions does not implicate any rights or obligations under any Contract, the Company Certificate of Incorporation or the Company’s By-Laws that have not been complied with or waived. The holders of Company Common Shares have been or will be properly given, or shall have properly waived, any required notice prior to the Merger.
     2.7 Company Financial Statements and Internal Controls.
          (a) Schedule 2.7 sets forth (i) the balance sheets and the related statements of operations, stockholders equity (deficit) and cash flows of the Company for the fiscal years ended December 31, 2004 and December 31, 2005 (the balance sheet included therein at December 31, 2005 being the “Company Balance Sheet”, and December 31, 2005 being the “Balance Sheet Date”), and (ii) the balance sheet of the Company as of March 31, 2006, which balance sheet is the most recent regularly prepared balance sheet of the Company, and the related statements of operations and cash flows of the Company for the three-month period then ended (the “Interim Financial Statements” and together with the financial statements referred to in item (i), the “Company Financial Statements”). The Company Financial Statements are accurate and complete in accordance with the Company’s records and activities. The Company Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Company as of the dates and during the periods indicated therein, subject to possible audit adjustments in accordance with generally accepted accounting principles effective in the United States (“GAAP”), which are not material in amount or significance.
          (b) To the Company’s knowledge, there have been no instances of fraud by the Company, whether or not material, which occurred during any period covered by the Company Financial Statements. No Employee has provided information to any Governmental

Entity regarding the commission of any crime or the violation of any Law applicable to the Company or any part of its operations.
     2.8 Liabilities.
          (a) Except as set forth on Schedule 2.8(a), the Company does not have (i) any Liability that (A) exceeds $1,000 individually or $5,000 in the aggregate and (B) has not (x) been reflected in the Company Balance Sheet or (y) arisen in the ordinary course of business since the Balance Sheet Date, or (ii) any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended).
          (b) Schedule 2.8(b) describes (i) the aging of the accounts payable of the Company as of March 31, 2006; and (ii) all notes payable and other indebtedness of the Company as of the Agreement Date.
          (c) Schedule 2.8(c) lists all accounts payable of the Company as of March 31, 2006. All accounts payable of the Company as of the Balance Sheet Date required to be reflected on the Company Financial Statements are reflected on the Company Financial Statements. All accounts payable of the Company that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company. All outstanding accounts payable of the Company represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company. Since December 31, 2005, the Company has paid all of its accounts payable in the ordinary course of business and has not delayed or renegotiated payment of, or refused to pay, any of its accounts payable, except consistent with its past practices.
          (d) The Company has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) been convicted of, or pleaded guilty or no contest to, any felony. To the knowledge of the Company, none of its Employees has been convicted of, or pleaded guilty or no contest to, any felony.
          (e) The Company is not and has not been a party to any Contract whereby it has guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of, any obligation or other liability of any Person (other than the Company).
          (f) The Company is not insolvent.
     2.9 Absence of Certain Changes. Except as set forth in Schedule 2.9, since the Balance Sheet Date there has not been, occurred or arisen any:
          (a) transaction by the Company in any amount in excess of $1,000 individually or $5,000 in the aggregate, except in the ordinary course of business;
          (b) amendments or changes to the Company Certificate of Incorporation;

          (c) capital expenditure or capital commitment by the Company in any amount in excess of $1,000 in any individual case or $5,000 in the aggregate, except in the ordinary course of business;
          (d) payment, discharge or satisfaction, in any amount in excess of $1,000 in any one case, or $5,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Company Balance Sheet;
          (e) destruction of, damage to or loss of any material assets (whether or not covered by insurance);
          (f) any action, suit, claim or grievance relating to any labor, employment or safety matter involving the Company, including charges of wrongful discharge, discrimination, wage and hour violations, or other unlawful labor or employment practices or actions;
          (g) change in accounting methods or practices by the Company;
          (h) revaluation by the Company of any of its assets, including the writing off of notes or accounts receivable;
          (i) (x) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Shares, or any direct or indirect redemption, purchase or other acquisition by the Company of any Company Common Shares, (y) any split, combination or reclassification of any Company Common Shares, or (z) any issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for, any Company Common Shares;
          (j) increase in the salary or other compensation payable or to become payable by the Company to any of its Employees, consultants, contractors, or advisors, including the modification of any existing compensation or equity arrangements with such individuals (including any amendment of any vesting terms related thereto held by such individuals), or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such Person;
          (k) Employee terminations or layoffs, and the Company has preserved intact and kept available the services of its Employees, in each case in accordance with past practice, it being understood that termination of Employees by reason of death or disability, with poor performance ratings or for cause shall not constitute a violation of this Section 2.9(k);
          (l) (i) grant of any severance or termination pay to any Employee, (ii) adoption or amendment of any employee benefit plan or severance plan, or (iii) entering into any employment contract, extension of any employment offer, payment or Contract to pay any bonus or special remuneration to any Employee;
          (m) except in the ordinary course of business, (i) entering into of any Company Contract (including any strategic alliance, joint development or joint marketing agreement or any loan agreement or instrument), or (ii) any termination, extension, amendment or modification of the material terms of any Company Contract or any waiver, release or assignment of any material rights or claims thereunder;
          (n) sale, lease, license or other disposition of any of the material properties of the Company, or creation of any Lien in such properties;
          (o) loan by the Company to any Person, incurrence by the Company of any indebtedness, guarantee by the Company of any indebtedness, issuance or sale of any debt securities of the Company or purchase of or guaranteeing of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business;
          (p) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, except in the ordinary course of business;
          (q) commencement, or notice or, to the Company’s knowledge, threat of commencement, of any lawsuit or proceeding against or investigation of the Company or its affairs, or commencement or settlement of any litigation by the Company;
          (r) (i) transfer or sale by the Company of any rights to the Company Intellectual Property or the entering into of any license agreement, distribution agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Company Intellectual Property with any Person, (ii) purchase or other acquisition of any Intellectual Property or entering into of any license agreement, distribution agreement, security agreement, assignment or other conveyance or option for the foregoing, with respect to the Intellectual Property of any Person (other than off-the-shelf shrink-wrap, click-through or similar licenses for commercially available software, in each case with no recurring license fee), (iii) material change in pricing or royalties set or charged by the Company to any Person or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company (other than off-the-shelf shrink-wrap, click-through or similar licenses for commercially available software, in each case with no recurring license fee) or (iv) entering into, or amendment of, any Contract with respect to the development of any Intellectual Property by, with or for any Person;
          (s) Contract, or modification to any Contract, pursuant to which any Person was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products, services or technology of the Company;
          (t) except as set forth in Schedule 2.6(b), issuance, grant, delivery or sale (or authorization of the same) by the Company of any Company Capital Shares;
          (u) event, occurrence, change, effect or condition of any character, which individually or in the aggregate, has or reasonably would be expected to be material to the Company or its ability to consummate the Merger; or

          (v) Contract by the Company, or either Founder, to do any of the things described in the preceding clauses (a) through (u) (other than negotiations with Parent and its representatives regarding the Transactions).
     2.10 Restrictions on Business Activities. Except as set forth on Schedule 2.10, there is no Company Contract (non-competition or other) or judgment, injunction, order or decree to which the Company is a party or subject or which is otherwise binding upon the Company or any property, that has had or would reasonably be expected to have the effect of prohibiting, impairing or limiting any business or business practice of the Company, any acquisition of property by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete or do business with any Person, in each case in any material respect whether arising as a result of a change in control of the Company or otherwise. Without limiting the generality of the foregoing, the Company has not (i) entered into any Contract under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to any Person or any class of Persons, in any geographic area, during any period of time, or in any segment of the market or (ii) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s technology or products in any geographic area or with respect to any Person or any class of Persons during any period of time or in any segment of the market.
     2.11 Real Property; Leases.
          (a) None of the real property used or occupied by the Company, in each case, together with all buildout, fixtures and improvements created thereon (“Company Real Property”), is owned by the Company, nor has the Company ever owned any real property.
          (b) The Company is not bound by or a party to any lease, sublease or other Contract pursuant to which the Company uses or occupies the Company Real Property and is not obligated to any Person for any rent, charge or other payment with respect to such use or occupation.
     2.12 Assets; Absence of Liens.
          (a) The Company does not own any equipment, materials, tools, supplies, vehicles, furniture, fixtures, improvements or other tangible assets .
          (b) The Company has good and valid title to, or, in the case of Company Real Property, the valid right to use, all of its properties, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financial Statements and except for Liens for ad valorem Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.
          (c) The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which the Company is a party, and the consummation of the

Transactions, do not and will not result in the imposition of any Liens upon or with respect to any of the properties of the Company.
     2.13 Intellectual Property.
          (a) (i) Schedule 2.13(a)(i) lists: (A) all Company Registered Intellectual Property, (B) all products and services that are currently provided, licensed or under development or currently scheduled to be provided, licensed or developed by the Company, and (C) all licenses, sublicenses and other agreements pursuant to which any Person (other than the Company) (a “Licensee”) is authorized to Use any of the Company Intellectual Property or exercise any rights with respect thereto (each, a “License Agreement”). The Company has delivered or made available to Parent accurate and complete copies of all License Agreements required to be listed on Schedule 2.13(a)(i).
               (ii) To the Company’s knowledge, the Company has complied with all requirements of the United States Patent and Trademark Office with respect to the filing and prosecution of the Company Patent Applications, including timely payment of all required fees to such offices or agencies. The Company has no knowledge of any prior art references or prior public uses, sales, offers for sale or disclosures which could invalidate the Company Patent Applications or any claim thereof, or of any conduct the result of which could render the Company Patent Applications or any claim thereof invalid or unenforceable.
               (iii) The original, first and joint inventors of the subject matter claimed in the patent applications included in the Company Registered Intellectual Property (the “Company Patent Applications”) are properly represented in the Company Patent Applications.
          (b) Each item of Company Intellectual Property is either: (i) owned solely by the Company free and clear of any Liens, or (ii) rightfully Used and authorized for Use by the Company, as applicable, pursuant to a valid and enforceable written license or other written grant of rights. Except as set forth in Schedule 2.13(b), the Company has all rights in the Company Intellectual Property necessary to carry out the Company’s former, current and currently planned activities, including rights to Use the Company Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.
          (c) The Company is in compliance with and has not breached, violated or defaulted under, or received notice that the Company has breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other Contract to which the Company is a party or is otherwise bound relating to any of the Company Intellectual Property, nor does the Company have knowledge of any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Each such Contract is in full force and effect, and the Company is not in default thereunder, nor to the knowledge of the Company is any party obligated to the Company pursuant to any such Contract in default thereunder. Following the Closing Date, the Company will continue to be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the Transaction not occurred and without the payment of any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise have been required to pay had the Transactions not occurred. The Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Company in the Company Intellectual Property.
          (d) To the Company’s knowledge, and recognizing that (x) no patent has yet been issued with respect to the Company’s Intellectual Property, (y) the Company has not obtained any “freedom to operate” opinion from patent counsel and (z) the Company has not yet commercialized or begun clinical testing with any Company Products, the Use of the Company Intellectual Property by the Company and the making, using, offering for sale, selling and importing of the Company Products, as previously Used, as currently Used and as currently proposed to be Used, has not infringed and does not and will not infringe any other Person’s copyright, trade secret rights, right of privacy, right in personal data, moral right, patent, trademark, service mark, trade name, firm name, logo, trade dress or other intellectual property right, or give rise to any claim of unfair competition. No funds or facilities of any Governmental Entity, college or university, industry group, standards body or similar Person, were used in the development of any Company Intellectual Property. No claims or demands (i) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Intellectual Property or (ii) to the effect that the Use or other exercise of rights in any Company Intellectual Property or the making, using, offering for sale, selling or importing of the Company Products by the Company or by any licensee of the Company, infringes or will infringe on any Intellectual Property or other proprietary or personal right of any Person have been asserted against the Company or, to the Company’s knowledge, are threatened by any Person nor, to the Company’s knowledge, does there exist any valid basis for such a claim or demand. To the Company’s knowledge, there are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Intellectual Property, other than review of pending patent and trademark applications, and the Company is not aware of any information indicating that such proceedings are threatened by any Governmental Entity or any other Person. All Company Registered Intellectual Property is valid and subsisting. To the Company’s knowledge, there is no unauthorized Use, infringement, or misappropriation of any Company Intellectual Property by any Employee or any other Person.
          (e) To the Company’s knowledge, the Company has secured from all parties (including Employees) who have created any portion of, or otherwise have any rights in or to, the Company Intellectual Property owned or claimed to be owned by the Company, valid and enforceable written assignments of all right, title and interest in and to such Company Intellectual Property to the Company and has provided true and complete copies of such assignments to Parent.
          (f) The transactions contemplated under this Agreement will not alter, impair or otherwise affect any rights of the Company in any Company Intellectual Property.
          (g) The Company has taken commercially reasonable measures to protect the proprietary nature of the Company Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or Used by the Company.

          (h) The Company is not authorized to Use any Intellectual Property of other Persons that is Used in the development or otherwise in connection with, any Company Intellectual Property, or any product currently under development by the Company, except for, licenses for commercially available software having a cost of less than $1,000 per copy or user.
          (i) To the Company’s knowledge, none of the Company’s Contracts with merchants or Contracts with outside consultants for the performance of professional services on the behalf of the Company confers upon any Person other than the Company any ownership right with respect to any Intellectual Property developed in connection with such Contract.
          (j) Except as set forth on Schedule 2.13(j), the Company has not transferred ownership of, or granted any exclusive rights of any kind with respect to, any Company Intellectual Property to any Person.
          (k) The Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Company Intellectual Property or any Intellectual Property that was formerly Company Intellectual Property.
          (l) Except as set forth on Schedule 2.13(l), each Person involved in the development of any portion of the Company Intellectual Property owned or purportedly owned solely by the Company (i) is a party to a Contract with the Company pursuant to which such Person (A) is obligated to disclose and transfer to the Company without the receipt by such Person of any additional value therefor, all inventions, developments and discoveries which, during the period of employment with or performance of services for the Company, such Person makes or conceives of either solely or jointly with others, that relate to any subject matter related to such Person’s work for the Company, the Company Products or Company Intellectual Property, or involve the use of the time, material or facilities of the Company, and (B) is obligated to maintain the confidentiality of proprietary information of the Company (a “Proprietary Information Agreement”); and (ii) was under no restriction enforceable by or subject to any obligation to any government, public service, university, college or other educational institution or research center that would prohibit or otherwise limit such Person from fully complying with the matters set forth in parts (A) and (B) or in any term of a Proprietary Information Agreement entered into with the Company. To the knowledge of the Company, no Person has breached any material provision of any Proprietary Information Agreement.
          (m) The Company has no knowledge of any studies or tests, the results of which call into question the results of any animal study or preclinical test conducted by or on behalf of the Company and previously disclosed to Parent (the “Studies”). The Company has not received any notices or correspondence from the FDA or any other Governmental Entity require the termination, suspension or a modification which would result in a materially adverse change in any such Studies.
     2.14 Company Contracts.
          (a) Schedule 2.14(a) sets forth each Company Contract, including:

               (i) any Contract involving research, development or the license of Company Intellectual Property;
               (ii) any Contract granting a right of first refusal, or right of first offer or comparable right with respect to Company Intellectual Property;
               (iii) any Contract providing for the payment or receipt by the Company of milestone payments or royalties;
               (iv) any employment or consulting Contract with any Employee, contractor, consultant, advisor or director;
               (v) any bonus or any other incentive compensation, deferred compensation, severance, salary continuation, pension, profit sharing or retirement plan, or any other employee benefit plan or arrangement;
               (vi) any Contract any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other Transactions or the value of any of the benefits of which will be calculated on the basis of the occurrence of the Merger or any of the other Transactions;
               (vii) any Contract of indemnification or guaranty to any Person, pursuant to which the Company could reasonably be obligated to payments in excess of $1,000;
               (viii) any Contract containing any covenant limiting the freedom of the Company to engage in any line of business or in any geographic territory or to compete with any Person, or which grants to any Person any exclusivity to any geographic territory, any customer, or any product or service;
               (ix) any Contract relating to capital expenditures and involving future payments in excess of $5,000;
               (x) any Contract relating to the disposition of assets or any interest in any business enterprise outside the ordinary course of business or any Contract relating to the acquisition of assets or any interest in any business enterprise outside the ordinary course of business;
               (xi) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or the extension of credit;
               (xii) any purchase order or customer or supplier contract (including for services) involving $5,000 or more;
               (xiii) any dealer, distribution, joint marketing (including any pilot program), development, content provider, destination site or merchant Contract;

               (xiv) any joint venture, partnership, strategic alliance or other Contract involving the sharing of profits, losses, costs or liabilities with any Person or any development, data-sharing, marketing, resale, distribution or similar arrangement relating to any product or service;
               (xv) any Contract pursuant to which the Company has advanced or loaned any amount to any Stockholder of the Company or any director, Employee, or consultant thereof, other than business expense advances in the ordinary course of business;
               (xvi) any Contract with any Person to develop any Company Products or any third-party product;
               (xvii) each proposed agreement as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company;
               (xviii) any Contract pursuant to which the Company agreed to provide “most favored nation” pricing or others terms and conditions to any Person with respect to the Company’s sale, distribution, license or support of any products or services; or
               (xix) any Contract that involves $5,000 or more or is not cancelable by the Company without penalty within 60 days.
          (b) Each Company Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms in all material respects. The Company are in compliance in all material respects with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any such Company Contract, nor does the Company have knowledge of any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or knowledge of any default by any third party. The Company has delivered to Parent accurate and complete copies of all Company Contracts required to be listed on Schedule 2.14(a), including all amendments thereto.
     2.15 Change of Control Payments. Schedule 2.15 sets forth (i) each plan, Contract or arrangement of the Company of the Company pursuant to which any amounts may become payable (whether currently or in the future including upon any future end of employment) to Employees as a result of or in connection with the Merger or any of the other Transactions and (ii) a summary of the nature and amounts that may become payable pursuant to each such plan, agreement or arrangement.
     2.16 Interested Party Transactions. Except as set forth on Schedule 2.16, to the Company’s knowledge, no officer, director or Affiliate of the Company (nor any ancestor, sibling, descendant or spouse any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had since June 3, 2004 an economic interest), has or has had since June 3, 2004, directly or indirectly, (i) an economic interest in any Person which furnished or sold, furnishes or sells, or proposes to furnish or sell services or products that the Company furnishes or sells, or (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any

Company Contract; provided, however, that ownership of no more than 1% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any entity” for purposes of this Section 2.16. None of the Company’s Stockholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company.
     2.17 Compliance with Laws.
          (a) The Company has complied with and is in compliance with, and has not violated and is not in violation of any Law, except for such instances of noncompliance or violations which individually or in the aggregate have not and would not reasonably be expected to be material to the Company or its ability to consummate the Merger. The Company has not received any notice from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law.
          (b) Each Company Product subject to FDA jurisdiction under the United States Federal Food, Drug and Cosmetic Act (“FDCA”) that is manufactured, tested, distributed, or held by the Company is being manufactured, tested, distributed and held in compliance with all applicable requirements under the FDCA including those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security.
          (c) The Company has not marketed any Company Products.
          (d) The Company has provided to Parent copies of all documents material to assessing the Company’s compliance with the FDCA and its implementing regulations, including copies of (i) all warning letters, notices of adverse findings and similar correspondence received since the Company’s inception, (ii) all audit reports performed since the Company’s inception, and (iii) any document concerning any significant oral or written communication received from the FDA since the Company’s inception.
     2.18 Litigation. There is no action, suit or proceeding of any nature pending or, to the Company’s knowledge, threatened against the Company, any of its properties or any of its Employees and, to the knowledge of the Company, there is no reasonable basis therefor. There is no investigation pending or, to the Company’s knowledge, threatened against the Company, any of its properties or any of its Employees by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently proposed to be conducted and none of the Company or its properties is subject to any order that materially impairs the Company’s ability to operate. No action, suit, arbitration, mediation, administrative proceeding or other proceeding has ever been commenced by or against the Company.
     2.19 Foreign Corrupt Practices Act. The Company (including any of its officers or directors) has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

     2.20 Minute Books; Records. The corporate minutes and actions of the Company delivered to Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Stockholders and the board of directors of the Company (and any committees thereof) since the time of incorporation of the Company. The books, records and accounts of the Company are true, complete and correct, and are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company.
     2.21 Environmental Matters. Except as would not reasonably be expected to be material to the Company or its ability to consummate the Merger, to the Company’s knowledge, (a) the Company is in material compliance with all applicable Environmental Laws, (b) the Company has not received any written notice with respect to the business of, or any property owned or leased by, the Company from any Governmental Entity or third party alleging that the Company is not in material compliance with any Environmental Law, and (c) there has been no “release” of a “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act on 1980, as amended, in excess of a reportable quantity on any real property owned by the Company that is used for the business of the Company which release remains unresolved.
     2.22 Brokers’ and Finders’ Fees. Neither the Company nor either Founder has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Merger or any of the other Transactions.
     2.23 Employee Benefit Plans.
          (a) No Employee Plans. The Company has no Employee Plans and no intention or commitment to establish any new Employee Plan.
          (b) Multiemployer Plans. At no time has the Company or any ERISA Affiliate contributed to or been requested to contribute to any “multiemployer plan”, as defined in Section 3(37) of ERISA.
          (c) No Post-Employment Obligations. The Company has no liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon or after his or her retirement or termination of employment for any reason, except as may be required by Law, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon or after their retirement or termination of employment, except to the extent required by Law.
          (d) 409A Liability. To the Company’s knowledge, the amount, if any, deferred (within the meaning of Section 409A of the Code) by Employees or independent contractors of the Company after December 31, 2004 which has constituted or will constitute taxable income under the Code to the deferring party prior to the actual payment thereof is not material.

          (e) Effect of Transaction. The execution and delivery by the Company of this Agreement and other Transaction Agreement to which the Company is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
     2.24 Employment Matters.
          (a) Schedule 2.24(a) lists with respect to each employee of the Company (including any employee who is on a leave of absence, sick leave, disability leave or on layoff status subject to recall) (i) the name of such employee and the date as of which such employee was originally hired by the Company, and whether the employee is on an active or inactive status; (ii) such employee’s title; (iii) such employee’s compensation as of the Agreement Date, including annualized base salary, vacation or paid time off accrual amounts, bonus or commission potential, severance pay potential, and any other compensation forms; and (iv) whether such employee is not fully available to perform work because of disability or other leave and, if applicable, the anticipated date of return to full service.
          (b) Schedule 2.24(b) contains a list of individuals who are currently performing services for the Company and are classified as “consultants” or “independent contractors,” the respective compensation of each such “consultant” or “independent contractor” and whether the Company is party to a consulting or independent contractor agreement with the individual. Any such agreements have been delivered to Parent and are set forth on Schedule 2.24(b). Any Persons now or heretofore engaged by the Company as independent contractors, rather than employees, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time employees are or were at the relevant time entitled, and were and have been engaged in accordance with all applicable Laws in all material respects.
          (c) Each Employment Agreement is set forth on Schedule 2.24(c) and a copy of each Employment Agreement and any amendment thereto has been delivered to Parent. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks and employment policy statements.
          (d) To the Company’s knowledge, no Employee, contractor or consultant is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, contractor or consultant to be employed or retained by the Company. The Company is not, and has not ever been, engaged in any dispute or litigation with an Employee regarding Intellectual Property matters.
          (e) The Company is not presently, and has not been in the past, a party to or bound by any union contract, collective bargaining agreement or similar Contract. The

Company does not know of any activities or proceedings of any labor union to organize any Employees.
          (f) Each Employee has been, and currently is, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable Law. The Company is not delinquent to, or has failed to pay, any of its Employees, consultants or contractors for any wages (including overtime), salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to such individuals. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).
          (g) Except as set forth on Schedule 2.24(g), the Company is not liable for any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company’s policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, Contract, plan, program of the Company, applicable Law or otherwise. As a result of or in connection with the Transactions, the Company will not have (A) any liability that exists or arises, or may be deemed to exist or arise, under any Company’ benefit or severance policy, practice, Contract, plan or program, Law applicable thereto or otherwise, including severance pay, bonus compensation or similar payment, or, (B) except as set forth on Schedule 2.24(g), to accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any Employee. Accordingly, as of the Closing Date, the Company shall have satisfied in full all of its obligations to such Employees, consultants or contractors for any severance pay, accelerated vesting, or any other payments whatsoever.
          (h) The Company is in compliance in all material respects with all applicable Laws and Contracts respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees. Except as set forth on Schedule 2.24(h), the Company has paid in full to all Employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Employees, independent contractors and consultants. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistently with past practice). The Company has no obligation to pay any amount or provide any benefit to any former Employee, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on Schedule 2.24(h).
          (i) There are no claims pending or, to the Company’s knowledge, threatened, before any Governmental Entity by any Employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending before any Governmental Entity (or any state “referral agency”) from any Employee or any other Person arising out of the Company’s status as employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, breach of contract, tort, unfair competition or otherwise. In addition, there are no pending or threatened claims or actions against the Company under any workers compensation policy or long term disability policy.
          (j) The Company, and to the Company’s knowledge each Employee, is in compliance with all applicable visa and work permit requirements.
          (k) Neither the execution, delivery and performance of this Agreement, nor the carrying on of the Company’s business as presently conducted, or proposed to be conducted, nor any activity of any officers, directors, Employees or consultants of the Company in connection with the carrying on of the Company’s business as presently conducted or proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such officers, directors, Employees or consultants is now bound.
          (l) The employment of each of the employees of the Company is “at will” and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees. The Company has not, and to the knowledge of Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Parent or Merger Sub to make an offer of employment to any present or former Employee or consultant of the Company or (ii) promised or otherwise provided any assurances (contingent or other) to any present or former Employee or consultant of the Company of any terms or conditions of employment or consultancy with Parent, Merger Sub or the Surviving Corporation following the Closing.
     2.25 Tax Matters.
          (a) Except as set forth on Schedule 2.25(a), the Company has timely filed all Tax Returns required to be filed (determined without regard to extensions). The Company has paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns). All Tax Returns filed by the Company were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon. The Company has not participated, within the meaning of Treasury Regulation Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder. The Company has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). There are no Liens for Taxes upon any of the Company’s assets, other than Liens for ad valorem Taxes not yet due and payable and there is no reasonable basis for the imposition of such Liens.

          (b) None of the Tax Returns filed by the Company or Taxes payable by the Company have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Company’s knowledge, is contemplated.
          (c) Except as set forth on Schedule 2.25(c), the Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company, as of the Agreement Date, are set forth in the Company Financial Statements or in Schedule 2.25(c).
          (d) The Company is not a party to any Contract arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. Except as set forth on Schedule 2.25(d), none of the shares of outstanding capital stock of the Company is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. No portion of the Merger Consideration is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.
          (e) The Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could reasonably be treated as a partnership for Tax purposes in any jurisdiction applicable to the Company. The Company is not, and has not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. The Company has not ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the Code. The Company has not net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the Transactions). The Company has not made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the Transactions. The Company has not participated in an international boycott as defined in Section 999 of the Code. The Company has not ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income Tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax law. The Company does not own, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “controlled foreign corporation” within the meaning of Section 957 of the Code.
          (f) The Company is not a party to any Tax sharing Contract or similar arrangement (including an indemnification agreement or arrangement regarding Taxes). The Company has not ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and the Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.
          (g) The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Company Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company in filing Tax Returns. The Company will not incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business.
          (h) Schedule 2.25(h) lists all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction. The Company has not, or has ever had, a permanent establishment or other Taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.
          (i) The Company has delivered to Parent correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company.
          (j) Since the Balance Sheet Date, there has not been any change in any method of Tax accounting or any making of a Tax election or change of an existing election by the Company.
          (k) The Company has withheld all amounts required by Law or Contract to be withheld from the wages, salaries or other payments to Employees of or consultants to the Company; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.
     2.26 Bank Accounts. Schedule 2.26 contains a true and complete list of the name of each bank or other financial institution at which the Company has an account, deposit or safe deposit box, the account number thereof and the names of all Persons authorized to draw thereon or to have access thereto.

     2.27 Governmental Authorization.
          (a) Schedule 2.27(a) lists each consent, license, permit, grant or other authorization issued to the Company, or any Employee by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business as currently conducted or as currently proposed to be conducted or the holding of any such interest (collectively, the “Company Authorizations”), except where the failure to hold such consent, license, permit, grant or other authorization would not be reasonably expected to be material to the Company or its ability to consummate the Merger. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business as currently conducted or proposed to be conducted or to hold any interest in its properties or assets. None of the Company, nor any Employee is in violation of any material term of any Company Authorization. The consummation of the Transactions will not prejudice the rights of the Company or any Employee under any Company Authorization or otherwise terminate or vest in any Person the right to terminate any Company Authorization.
          (b) Schedule 2.27(b) lists (i) each pending application or registration for governmental approval and each governmental approval held by the Company to develop, manufacture, test (including preclinical tests and clinical trials), import, export, store, market or sell the Company’s Products, and (ii) the most recent report by or on behalf of the FDA or any other governmental body involving or relating to any inspection of the Company’s facilities. Except as set forth on Schedule 2.27(b), (i) the Company possesses such governmental approvals from all Governmental Entities including all FDA approvals, necessary to permit the operation of its business in the manner as the same is currently conducted, and to operate, own or occupy its properties, (ii) there have been no product recalls, field corrective activity, medical device reports, warning letters or administrative actions by the FDA or any other governmental body, and (iii) to the knowledge of the Company, (A) there is no administrative action pending or threatened for the revocation of any such governmental approval and (B) assuming the obtaining of the authorizations, consents, approvals and other actions listed in on Schedule 2.27(b), no governmental approvals and other actions listed on Schedule 2.27(b), no governmental approval by any Governmental Entity having jurisdiction over the operation of the Company’s business, whether in whole or in part, will be revoked, or become ineffective or subject to revocation, as a consequence of the Transactions.
          (c) Neither the Company nor either Founder (i) has been debarred or received notice of action or threat of action with respect to its debarment under the provisions of the Generic Drug Enforcement Act of 1992, 31 U.S.C. Sections 335(a) and (b), or (ii) to the Company’s knowledge, has used in any capacity the services of any Person which has been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sections 335(a) and (b).
     2.28 Representations Complete. None of the representations or warranties made by the Company or the Founders in this Agreement, nor any statement made in the Disclosure Schedule or any certificate furnished by the Company pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub represent and warrant to the Company as of the Agreement Date as follows:
     3.1 Organization of Parent and Merger Sub. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the full corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to be material to Parent or Merger Sub or Parent’s or Merger Sub’s ability to consummate the Merger.
     3.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Agreements to which Parent or Merger Sub is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been, and each of the other Transaction Agreements to which Parent or Merger Sub is a party will be at the Closing, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Parent and Merger Sub), this Agreement constitutes, and in the case of the other Transaction Agreements they will at Closing constitute, valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the other Transaction Agreements by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) such filings as are required pursuant to the Registration Rights Agreement.
     3.3 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Agreements to which either is a party, and the consummation of the Merger, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or By-Laws of Parent or Merger Sub, as in effect on the Agreement Date, (ii) any material contract to which Parent or Merger Sub is a party or to which they or any of their respective properties or assets (whether tangible or intangible) is subject or bound, or (iii) any Law applicable to Parent or Merger Sub or any of their respective properties (whether tangible or intangible) or assets.
     3.4 Merger Consideration Shares. The Merger Consideration Shares if and when issued pursuant to this Agreement, when issued and delivered to the Stockholders in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.
     3.5 Stock Registration. As of the Agreement Date, Parent meets the conditions set forth in Part I(A) of the General Instructions of Form S-3 under the Securities Act.
ARTICLE IV
CERTAIN COVENANTS
     4.1 Conduct of Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will (except to the extent that Parent shall otherwise consent in writing) carry on its business in the usual and ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform other obligations when due, and use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with suppliers, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing business at the Effective Time. The Company shall promptly notify Parent of any materially negative event involving or adversely affecting the Company or its business. Except as expressly contemplated by this Agreement, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, without the prior written consent of Parent:
          (a) make any payments or enter into any commitment or transaction outside of the ordinary course of business or in excess of $1,000 in any individual case or $5,000 in the aggregate, provided, however, that notwithstanding anything to the contrary, the Company may use any of its available cash prior to the Closing to pay any of its Liabilities;
          (b) issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Shares (or any dividends in respect of Company Common Shares) or any Company Stock Rights;
          (c) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire outside of the ordinary course of business any assets in any amount, or in the ordinary course of business in an amount in excess of $1,000 in the case of a single transaction or in excess of $5,000 in the aggregate;

          (d) hire or engage any employees or consultants, or encourage any Employees or consultants to resign from the Company, or promote any Employees or change the employment status of any of the Employees;
          (e) grant any bonuses, benefits, salary increases or other forms of direct or indirect compensation to any Employee;
          (f) engage in any action with the intent to directly or indirectly adversely impact any of the Transactions;
          (g) take any action that would have been a material breach of any of the provisions of Section 2.9 had such action occurred after the Balance Sheet Date and prior to the Agreement Date (without regard for disclosures on the Disclosure Schedule); or
          (h) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (g) above, or any other action that would prevent the Company from performing or cause the Company not to perform its obligations under this Agreement.
     4.2 Access to Information. The Company shall provide Parent and its accountants, legal counsel, and other representatives reasonable and timely access during reasonable times during the period prior to the Effective Time to personnel, advisors, books, Company Contracts and records of the Company as Parent may reasonably request. The Company agrees to provide Parent and its accountants, legal counsel, and other representatives copies of internal financial statements promptly upon request.
     4.3 Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Mutual Nondisclosure Agreement, dated as of December 17, 2004 (the “Nondisclosure Agreement”), which Nondisclosure Agreement will continue in full force and effect in accordance with its terms.
     4.4 Public Disclosure. Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or by regulatory authority, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto (other than disclosures to Stockholders in connection with the approval of this Agreement and other than any filing by Parent or the Company with the Securities and Exchange Commission or other Governmental Entity) unless approved by Parent and the Company prior to release; provided that such approval shall not be unreasonably withheld. Notwithstanding the immediately preceding sentence, in the event that Parent or the Company is required by Law or any listing or trading agreement to make any such disclosure, such party shall notify the other party prior to making such disclosure and shall use its reasonable efforts to give the other party an opportunity (as is reasonable under the circumstances) to comment on such disclosure. Notwithstanding the foregoing, the parties agree that Parent will, after the Agreement Date, file a Current Report on Form 8-K with the SEC to report the execution of this Agreement and the potential issuance of the Merger Consideration Shares under this Agreement, attach this Agreement to certain of Parent’s filings with the SEC and otherwise describe the Merger and other Transactions in Parent’s filings with the SEC. The parties also acknowledge that Parent has disclosed this Agreement to the American Stock Exchange for purposes of applying for the listing of the Merger Consideration Shares with the American Stock Exchange.
     4.5 Stockholder Approvals. The Company shall (i) solicit the approval of the Stockholders by written consent of the execution and delivery by the Company of this Agreement and the consummation of the Merger (the “Merger Stockholder Consent”); (ii) provide to each Stockholder adequate disclosure of all material facts concerning all payments arising as a result of the Transactions which, absent approval in accordance with Section 280G(b)(5)(B) of the Code, would constitute “parachute payments” (as defined in Section 280G(b)(2) of the Code) (the “Potential Parachute Payments”); and (iii) solicit the approval of the Stockholders by written consent of the making of Potential Parachute Payments in accordance with Section 280G(b)(5)(B) of the Code.
     4.6 Conditions to the Closing; Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each of the parties to this Agreement shall use its commercially reasonable efforts to comply promptly with all legal requirements which may be imposed on such party with respect to the Transactions and will promptly cooperate with and furnish information to any other party hereto in connection with any such requirements imposed upon such other party in connection with the Transactions. Each party will use its commercially reasonable efforts to obtain and make (and will cooperate with the other parties in obtaining or making) any consent, authorization, order or approval of, or any registration, declaration, or filing with, or an exemption by, any Governmental Entity, or other third party, required to be obtained or made by such party or its subsidiaries in connection with the Transactions or the taking of any action contemplated thereby or by this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Transactions.
     4.7 Notification of Certain Matters. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence or non-occurrence of any event which is likely to cause any representation or warranty of the Company, on the one hand, or Parent or Merger Sub, on the other hand, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any failure of the Company or Parent, as applicable, to comply with or satisfy in any material respect any covenant, condition or Contract to be complied with or satisfied by it under this Agreement and (iii) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article V incapable of satisfaction.
     4.8 No Solicitation.
          (a) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to Section 7.1, neither the Company nor any of its officers, directors, Stockholders represented on the Company, financial advisors or legal advisors (collectively, the “Representatives”) will, directly or indirectly, (i) solicit, initiate or agree to any proposals or offers from or execute and deliver any Contracts with any Person other than Parent or its affiliates relating to (A) any merger, share issuance or exchange, business combination, reorganization, consolidation or similar transaction involving the Company, (B) the acquisition of beneficial ownership of any equity interest in the Company, whether by issuance by the Company or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from the stockholders of the Company or otherwise, or (C) the license or transfer of all or a material portion of the assets of the Company (any of the transactions described in clauses (A) through (C), a “Third-Party Acquisition”); or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any Person to do or seek, a Third-Party Acquisition.
          (b) In the event the Company or any Representative receives an unsolicited inquiry, proposal or offer relating to a Third-Party Acquisition, (i) the Company will promptly notify Parent and (ii) the Company shall be permitted to provide a response without breaching this Section 4.8; provided that, the response is limited to informing the initiator of such inquiry, proposal or offer that the Company is unable to respond further at this time.
     4.9 No Right to Continued Employment or Benefits. Parent is under no obligation to offer employment to, hire or retain any Employee, or provide any Employee with any particular benefits, or make any payments or provide any benefits to those Employees whom the Parent chooses not to employ or subsequently terminates.
     4.10 Tax Matters.
          (a) Conduct of the Company. From the Agreement Date until the Effective Time, the Company shall not make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior written consent of Parent.
          (b) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Parent will join in the execution of any such Tax Returns and other documentation. If the amount payable to any Person pursuant to this Agreement shall be subject to Taxes pursuant to this Section 4.10(b), then a portion of such amount equal to the amount of such Taxes shall, to the extent required by Law, be withheld from the payment to such Person and remitted to the appropriate Tax Authority. For avoidance of doubt, Parent shall prepare and file the state and federal tax returns of the Company for calendar year 2005 and such other state and federal tax returns of the Company as are required for periods thereafter.
          (c) Tax Returns. The Company will promptly provide or make available to Parent copies of all Tax Returns, reports and information statements that are filed after the Agreement Date and prior to the Closing Date.

          (d) Tax Contests. Notwithstanding any of the foregoing, any Tax audit or other Tax contest relating to the Surviving Corporation that constitutes a Third-Party Claim shall be governed by Section 6.4 and Parent shall have the right to conduct all other Tax audits or Tax contests.
          (e) Tax Carryforwards. The Company agrees to cooperate with Parent and provide any factual information requested by Parent that is reasonably necessary for Parent to determine the limitations, if any, on the Company’s tax carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of Law of any other jurisdiction applicable to the Company. In furtherance of the foregoing, and without limiting the generality of the foregoing, the Company agrees that, on or before the Closing Date, it will use its commercially reasonable efforts to provide to Parent the following information: (i) any information known to the Company regarding the ownership of the equity of the Company from the time the Company was formed through the Agreement Date (including any capitalization tables known to the Company with respect to the equity of the Company showing the ownership of Company stock, the dates any such stock was issued or transferred, and the prices at which any such stock was issued), (ii) any information known to the Company regarding any relationships between or among the Shareholders, (iii) any valuation-type spreadsheets, memoranda, offering documents, resolutions of the Company Board, or similar materials of the Company that have been prepared by or for the Company in connection with any stock offerings or redemptions, if any, and (iv) any written analysis known to the Company that has been conducted regarding whether there is any limitation on its Tax carryforwards under the foregoing Code sections.
     4.11 Resignation of Officers and Directors. The Company shall obtain the resignations of all officers and directors of the Company.
     4.12 Registration Statement. If the Registration Statement has not become effective under the Securities Act by June 12, 2006, then Parent will make a cash payment to the Stockholders on a Pro Rata Basis aggregating to $100,000, payable by close of business on June 15, 2006.
ARTICLE V
CONDITIONS TO THE MERGER
     5.1 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct on and as of the Agreement Date and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, in each case disregarding for purposes of this Section 5.1(a) any “materiality,” “in all material respects” or similar qualification contained therein, except for (i) those representations and warranties which address matters only as of a particular date (which shall remain so true and correct as of such date), and (ii) those failures to be so true and correct as do not have and would not reasonably be expected to be material to Parent or Merger Sub or Parent’s or Merger Sub’s ability to consummate the Merger.
          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by them on or prior to the Closing Date.
          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.
          (d) Stockholder Approval. Stockholders holding the requisite number of shares of Company Common Shares required to approve the execution and delivery of this Agreement and the consummation of the Merger in accordance with the DGCL and the Company Certificate of Incorporation shall have executed and delivered to the Company the Merger Stockholder Consent and such approvals shall not have been revoked, amended or terminated.
          (e) Registration Rights Agreement. Parent shall have executed and delivered to the Company the Registration Rights Agreement in the form of Exhibit B (the “Registration Rights Agreement”).
          (f) Accounts Payable. Parent shall have made arrangements to pay at the Closing the Liabilities (but not more than $165,000 of the Liabilities) and the Transaction Expenses (but not more than $70,000 of the Transaction Expenses).
     5.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct on and as of the Agreement Date and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, in each case disregarding for purposes of this Section 5.2(a) any “materiality,” “in all material respects” or similar qualification contained therein, except for (i) those representations and warranties which address matters only as of a particular date (which shall remain so true and correct as of such date), and (ii) those failures to be so true and correct as do not have and would not reasonably be expected to have a Company Material Adverse Effect.
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it on or prior to the Closing Date.

          (c) No Material Adverse Effect. There shall not have occurred any events, occurrences, changes, effects or conditions of any character which, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.
          (d) Stockholder Approval. Stockholders holding 100% of the total number of issued and outstanding Company Common Shares shall have executed and delivered to the Company the Merger Stockholder Consent (the “Stockholder Approvals”) and such Stockholder Approvals shall not have been revoked, amended or terminated.
          (e) Closing Certificate. The Company shall have executed and delivered to Parent a certificate of the Company, executed by the Company’s Chief Executive Officer and Chief Financial Officer stating that each of the conditions set forth in Sections 5.2(a)-(d) has been satisfied in all respects.
          (f) Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (i) the Board Approvals, (ii) the Stockholder Approvals, (iii) the Company Certificate of Incorporation, (iv) the By-Laws of the Company and (v) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the other Transaction Agreements to which the Company is a party.
          (g) Listing of Shares. The American Stock Exchange shall have approved the listing of the Merger Consideration Shares on the American Stock Exchange.
          (h) Registration Rights Agreement. Each Stockholder shall have executed and delivered to Parent the Registration Rights Agreement in the form of Exhibit B.
          (i) Releases. Each Founder shall have executed and delivered to Parent the Release in the form of Exhibit C.
          (j) Non-Competition Agreements. Each Founder shall have executed and delivered to Parent the Non-Competition Agreement in the form of Exhibit D.
          (k) Consulting Agreement. Andrew X. Chen shall have executed and delivered to Parent the Consulting Agreement in the form of Exhibit E.
          (l) Opinion of Counsel. Parent shall have received an opinion letter of DLA Piper Rudnick Gray Cary, dated the Closing Date, substantially in the form of Exhibit F.
          (m) Resignations. Parent shall have received resignation letters executed and delivered by the directors and officers of the Company.
          (n) Legal Action. There shall not be any action, proceeding or other application threatened in writing or pending before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other Transactions; or (ii) seeking to prohibit or impose any limitations on Parent’s or the Company’s ownership or operation of all or any portion of the

Company’s business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or the Company’s business or assets as a result of the transactions contemplated by the Agreement which, in either case, if successful would have a material adverse effect on Parent’s ability to receive the anticipated benefits of the Transactions.
          (o) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.
          (p) Audited Financial Statements. Parent shall have received financial statements of the Company audited by registered independent public accountants, together with the report of such accountants, in the form and to the extent required to be included by Parent in its SEC filings under the applicable rules and regulations promulgated by the SEC.
ARTICLE VI
INDEMNIFICATION, ETC.
     6.1 Survival of Representations, Warranties and Covenants.
          (a) The representations and warranties set forth in Article II or in any certificate, document or other instrument delivered by or on behalf of the Company pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement and the Effective Time and shall terminate at 5:00 P.M. Pacific time on the one-year anniversary of the Closing Date (the “Anniversary Date”).
          (b) The representations and warranties of Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of Parent or Merger Sub pursuant to or in connection with this Agreement shall terminate at the Effective Time.
          (c) The respective covenants, agreements and obligations of the Company, Parent and Merger Sub set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Effective Time without limitation.
     6.2 Indemnification. As an integral term of this Agreement, each Stockholder, severally and on a Pro Rata Share basis, shall indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation and each of their officers, directors, employees, members, agents and Affiliates (the “Indemnified Parties”) against any and all claims, losses, liabilities, damages, deficiencies, diminution in value, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (collectively “Losses”) incurred or suffered by any such Indemnified Parties as a result of, with respect to or in connection with:

          (a) the failure of any representation or warranty of the Company set forth in this Agreement or in any related certificate, document or other instrument delivered pursuant to or in connection with this Agreement to be true and correct in all respects as of the Agreement Date and as of the Closing Date (disregarding for purposes of this Section 6.2 any “materiality”, “in all material respects”, “knowledge” or similar qualification contained therein or with respect thereto for purposes of calculating Losses);
          (b) any failure by the Company to fully perform, fulfill or comply with any covenant set forth herein or in any certificate, document, or other instrument delivered pursuant to or in connection with this Agreement;
          (c) any loss, liability or expense of the Stockholder Representative, acting in such capacity;
          (d) any claims by any current or former holder of Company Common Stock relating to or arising out of the Merger, this Agreement, the transactions contemplated hereby or any Person’s status as an equity holder or ownership of equity interests in the Company at any time on or prior to the Agreement Date, including the allocation of the Merger Consideration, whether for breach of fiduciary duty or otherwise, or any claims by any current or former officer, director or stockholder to indemnification by the Company or the surviving Corporation with respect to any such claims, but excluding any claims resulting from a breach by Parent of its obligations under this Agreement or the Registration Rights Agreement; and
          (e) any claims by any Person that arise out of acts or omissions that constitute a breach of this Agreement or a breach of fiduciary duty.
The Indemnity Withhold Shares shall be available to credit the Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to this Section 6.2.
     6.3 Limitations; Exceptions.
          (a) Except as provided in Sections 6.3(b), after the Closing Date, the Indemnified Parties’ sole remedy for claims for money damages pursuant to this Agreement shall be the cancellation of Indemnity Withhold Shares in accordance with Section 6.5 and no indemnification claim may be made against the Indemnity Withhold Shares until Parent has incurred losses of $100,000 (the “Basket”), after which Parent shall be indemnified for all Losses from dollar one; provided, however, that the Basket shall not be applicable or be given effect for Losses incurred or suffered by any Indemnified Party as a result of, with respect to or in connection with (i) a breach of the representations and warranties set forth in Sections 2.2, 2.6 or 2.8, (ii) fraud or intentional misrepresentation, or (iii) willful breach or misconduct.
          (b) Notwithstanding Section 6.3(a), the limitations set forth in this Article VI shall not apply with respect to, and the Stockholders shall be liable to indemnify the Indemnified Parties, without giving effect to the Basket, for money damages for Losses incurred or suffered by any Indemnified Party as a result of, with respect to or in connection with, fraud, intentional misrepresentation or willful breach or misconduct and any claims with respect to Losses related thereto may be asserted against the Indemnity Withhold Shares or directly against the

Stockholders, at Parent’s sole discretion. In no event shall a Stockholder have any liability in excess of such Stockholder’s Pro Rata Share of the product of (x) the aggregate number of Merger Consideration Shares multiplied by (y) the Reference Price.
          (c) The indemnification remedies and other remedies provided in this Article VI, plus any available equitable remedies for specific performance or injunctive relief, shall be the exclusive remedies of Parent and the Indemnified Parties.
     6.4 Procedures for Indemnification Claims. The procedure for making indemnification claims under this Article VI is set forth in this Section 6.4.
          (a) Claim Notices. Subject to the limitations set forth in Section 6.3, at any time following the Agreement Date Parent may, on behalf of itself or any other Indemnified Party, deliver a Claim Notice to the Stockholder Representative. For purposes of this Agreement, a “Claim Notice” means a written notice from Parent to the Stockholder Representative setting forth a bona fide claim for indemnification pursuant to Section 6.2 and which shall include (i) a brief description of the events, circumstances, facts or information supporting such claim for indemnification, including to the extent applicable, the section or sections of this Agreement alleged to have been breached or otherwise giving rise to such claim, (ii) the aggregate dollar amount of Losses with respect to such claim which are then reasonably determinable (“Determinable Losses”) and (iii) may include a non-binding good faith estimate of the present value of Losses that are reasonably likely to be incurred by an Indemnified Party with respect to any claim (“Additional Estimated Losses” and together with the Determinable Losses, the “Claimed Losses”). In the Claim Notice, Parent shall identify any Losses that Parent is then aware are subject to third-party claims against Parent in a litigation or arbitration.
          (b) Uncontested or Agreed to Claims. If any Claim Notice is agreed to by the Stockholder Representative, or if the Stockholder Representative has not contested such Claim Notice by written notice to Parent within 30 days after receipt of such Claim Notice (the “Response Period”), then Parent shall have the right to recover from the Stockholders the Determinable Losses set forth in such Claim Notice in accordance with Section 6.5 after the earlier of (i) the Stockholder Representative’s delivery to Parent of its written agreement with such Claim Notice or (ii) the expiration of the Response Period, but in no event more than 15 days after such earlier date.
          (c) Claim Disputes.
               (i) In the event that the Stockholder Representative delivers a written notice to Parent (a “Dispute Notice”) disputing all or any portion of the amount of the Determinable Losses (the “Disputed Claims Amount”) during the applicable Response Period, Parent and the Stockholder Representative shall for a period of not more than 30 days after delivery of such Dispute Notice (the “Resolution Period”) attempt to resolve the dispute. If the Disputed Claims Amount is less than the Determinable Losses claimed in the relevant Claim Notice, then Parent shall have the right to recover from the Stockholders the difference between (x) the Determinable Losses minus (y) the Disputed Claims Amount in accordance with Section 6.5.

               (ii) If Parent and the Stockholder Representative do not resolve the dispute during the Resolution Period, either party may seek to resolve such dispute in a proceeding brought in any state or federal court located in the County of San Diego, California. During the Resolution Period, Parent and the Stockholder Representative shall provide each other with such information, records and material kept in the ordinary course of business in such party’s possession and which such party may disclose without violating confidentiality obligations to third Persons or any privilege, as is reasonably necessary and appropriate in attempting to resolve such Disputed Claims Amount determination, subject to execution of a confidentiality agreement in form and substance reasonably satisfactory to the delivering party.
               (iii) In the event that the Final Determination (as defined below) is in favor of Parent with respect to all or a portion of a Disputed Claims Amount, after receipt of such Final Determination Parent shall have the right to recover from the Stockholders the that portion of the Disputed Claims Amount to which Parent is entitled pursuant to the Final Determination (“Payment Amount”) in accordance with Section 6.5. For purposes of this Agreement, the term “Final Determination” means either (i) instructions in writing executed by Parent and the Stockholder Representative or their respective legal representatives, or (ii) an order of a court or arbitrator that has become final and non-appealable.
     6.5 Recovery of Losses.
          (a) Recovery from Indemnity Withhold Shares. In the event that Parent shall have the right to recover any amount of Determinable Losses pursuant to Section 6.4 (such amount, the “Recoverable Amount”), Parent shall have the right at and after such time to cancel a number of Indemnity Withhold Shares (as adjusted for stock splits, stock dividends or recapitalizations occurring after the Agreement Date) equal to the quotient of (a) the Recoverable Amount divided by (b) the Reference Price (as adjusted for stock splits, stock dividends or recapitalizations occurring after the Agreement Date), rounded down to the nearest whole share. The Stockholders and the Stockholder Representative agree that any Indemnity Withhold Shares cancelled pursuant to the preceding sentence will be free and clear of any interest of the Stockholder Representative, the Stockholders or any other Person (other than Parent and its Affiliates).
          (b) Recovery from Stockholders. In the event that Parent shall have the right under Section 6.3(b) to recover any Recoverable Amount directly against the Stockholders, Parent shall have the right at and after such time to recover such Recoverable Amount directly from the Stockholders on a Pro Rata Share basis. The Stockholders and the Stockholder Representative agree that any Recoverable Amount recovered from the Stockholders pursuant to the preceding sentence will be free and clear of any interest of the Stockholder Representative, the Stockholders or any other Person (other than Parent and its Affiliates).
          (c) No Limitation on Additional Recoveries. The parties agree that any recovery of Determinable Losses pursuant to this Section 6.5 will not limit the amount of Additional Estimated Losses that may subsequently mature into Determinable Losses that Parent may seek to recover or in any way prejudice Parent’s ability to recover any other Losses (whether or not such Losses were or could have been determined to be Additional Estimated Losses at the time of the delivery of a Claim Notice setting forth Determinable Losses) that may arise as a result of or in connection with the events, circumstances, facts or information that gave rise to such Determinable Losses. The foregoing sentence shall not be deemed to allow any Person to make duplicative recoveries pursuant to this Section 6.5 of Determinable Losses for which an Indemnified Party has previously been indemnified pursuant to this Agreement.
     6.6 Distribution of the Indemnity Withhold Shares.
          (a) Subject to the terms and conditions of this Agreement, as soon as reasonably practicable following the Anniversary Date, Parent will distribute to the Stockholders from the Indemnity Withhold Shares, in accordance with their respective Pro Rata Shares, the number of Indemnity Withhold Shares (if positive), equal to (i) the number of Indemnity Withhold Shares originally withheld at Closing, minus (ii) the quotient of (A) all Pending Amounts divided by (B) the Reference Price, rounded up to the nearest whole number, minus (iii) the number of Indemnity Withhold Shares cancelled pursuant to Section 6.5(a).
          (b) Notwithstanding anything to the contrary in this Agreement, in no event shall any portion of the Indemnity Withhold Shares be delivered to the Stockholders on or after the Anniversary Date if the aggregate amount of any (i) Disputed Claims Amount, (ii) claims for Determinable Losses under a Claim Notice (other than Disputed Claims Amounts) for which recovery has not been made and (iii) any Additional Estimated Losses under a Claim Notice that have not been recovered (collectively, the “Pending Amount”) exceeds the product of (x) the number of Indemnity Withhold Shares that have not been cancelled multiplied by (y) the Reference Price (such product, the “Share Recovery Pool”). If at any time after the Anniversary Date the amount of the then-existing Share Recovery Pool shall exceed the amount of the then-existing Pending Amount (such excess, the “Distributable Excess”), then Parent shall, promptly after such time, distribute to the Stockholders, in accordance with their respective Pro Rata Shares, a number of Indemnity Withhold Shares equal to the quotient of (x) such Distributable Excess divided by (y) the Reference Price, rounded down to the nearest whole share.
          (c) Parent shall be permitted to deliver to Stockholder Representative additional Claim Notices after the Anniversary Date that are subject to Section 6.3(a) solely to the extent that such Claim Notices relate solely to Additional Estimated Losses that have subsequently matured into Determinable Losses; provided that such additional Claim Notices shall be subject to the notification, payment and dispute processes set forth in Section 6.4.
          (d) Parent shall deduct and withhold from any distribution to a Stockholder such amounts as Parent determines with respect to any Tax withholding obligation under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld or deducted, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Corporation. Parent shall pay over to the appropriate Governmental Entity any withheld amounts or otherwise in accordance with applicable law.
     6.7 Third-Party Claims.
          (a) Promptly after the assertion by any third party of any claim against any Indemnified Party (a “Third-Party Claim”) that, in the judgment of such Indemnified Party, may result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Stockholder Representative a written notice describing in reasonable detail such Third-Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Stockholder Representative shall relieve the Stockholders of any liability or obligations under this Agreement, except to the extent that the Stockholders have been materially prejudiced thereby, and then only to such extent. The Indemnified Party shall have the right in its sole discretion at any time to conduct the defense of any such Third-Party Claim; provided, however, that (i) the Stockholders shall not be liable to indemnify any Indemnified Party for any settlement of any such Third-Party Claim effected without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) any counsel retained by the Indemnified Party for such purpose shall be reasonably satisfactory to the Stockholder Representative. If any such action or claim is settled with the prior written consent of the Stockholder Representative, or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto.
          (b) Notwithstanding anything to the contrary in this Agreement, neither the Stockholder Representative nor the Stockholders shall have any right to approve the settlement of or the selection of counsel for any audit, adjustment, refund claim, administrative appeal or litigation relating to the consolidated federal income tax liability of Parent for any period or periods or portions thereof after the Closing Date unless the Third-Party Claim is the only material matter involved in such audit, adjustment, refund claim, administrative appeal or litigation (and the failure by the Stockholder Representative and the Stockholder to approve any such settlement or selection of counsel shall not impair any right to indemnification under this Agreement), subject to the provisions of Section 6.3.
          (c) Neither the Stockholders nor the Stockholder Representative shall have any right to settle, adjust or compromise or conduct the defense of any Third-Party Claim without the express written consent of the Indemnified Party against whom the Third-Party Claim has been asserted, which consent shall not be unreasonably withheld.
     6.8 Merger Consideration Adjustment. The Company, Parent and the Stockholders agree to treat each indemnification payment pursuant to this Article VI as an adjustment to the Merger Consideration for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.
     6.9 Stockholder Representative; Power of Attorney.
          (a) By virtue of the adoption of this Agreement and the approval of the Merger by the Stockholders, each Stockholder (regardless of whether or not such Stockholder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby initially appoints, as of the Agreement Date, Paul Marangos (together with his permitted successors, the “Stockholder Representative”), as his, her or its true and lawful agent and attorney-in-fact to: (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Indemnified Party) relating to this Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Stockholders individually); (ii) object to any claims by Parent against the Indemnity Withhold Shares; (iii) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (iv) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any such Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby or thereby; (v) amend this Agreement; and (vi) take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Stockholder under any circumstance.
          (b) Paul Marangos hereby accepts his appointment as Stockholder Representative.
          (c) The person serving as the Stockholder Representative may be replaced from time to time by the holders of a majority in interest of the Indemnity Withhold Shares upon not less than 10-days’ prior written notice to Parent and with Parent’s written consent, which shall not be unreasonably withheld. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders.
          (d) The Stockholder Representative shall not be liable to any Stockholder for any act done or omitted under this Agreement as the Stockholder Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall jointly and severally indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties under this Agreement. The Stockholder Representative may arrange to receive reimbursement directly from the Stockholders for any and all expenses, charges and liabilities, including attorneys’ fees, reasonably incurred by the Stockholder Representative in the performance or discharge of his rights and obligations under this agreement; provided, however, that neither Parent nor the Surviving Corporation shall have any liability with respect to such items.
          (e) The Stockholder Representative shall have access to relevant information about the Company (and the Surviving Corporation) and the reasonable assistance of the Surviving Corporation’s officers and Employees for purposes of performing his duties and exercising his rights under this Agreement; provided that the Stockholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          (f) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholder Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Stockholders and shall be final, binding and conclusive upon each such Stockholder; and each Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Stockholder. Each Indemnified Party is hereby relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Stockholder Representative.
          (g) Except for matters that are subject to Section 6.4, and without limiting the generality or effect of Section 6.9(a), any and all claims and disputes between or among any Indemnified Party, the Stockholder Representative or any one or more Stockholders relating to this Agreement shall in the case of any claim or dispute asserted by or against or involving any such Stockholder (other than any claim against or dispute with the Stockholder Representative), be asserted or otherwise addressed solely by the Stockholder Representative on behalf of such Stockholder (and not by such Stockholder acting on its own behalf).
     6.10 No Subrogation. Following the Closing, no Stockholder shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification made by or on behalf of any Stockholder under Section 6.2 if the Merger is consummated.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination. This Agreement may be terminated and the consummation of the Merger abandoned at any time prior to the Closing Date:
          (a) by written agreement of the Company, Parent and Merger Sub;
          (b) by either Parent or the Company if the Closing Date has not occurred by the end of the fifth Business Day after the date that the conditions set forth in Sections 5.2(g) and 5.2(p) shall have been satisfied (the “Termination Date”); provided, however, that the right under this Section 7.1(b) to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement;
          (c) by either Parent or the Company (i) if there shall be a final nonappealable order of a Governmental Entity in effect preventing consummation of the Merger; or (ii) if there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;
          (d) by Parent if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;
          (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 5.2(a) or 5.2(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by the Company prior to the Termination Date through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(e) prior to the earlier of the Termination Date or that date which is ten days following the Company’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by the Company is cured within such ten-day period so that the conditions would then be satisfied;
          (f) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 5.1(a) or 5.1(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by Parent prior to the Termination Date through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to the earlier of the Termination Date or that date which is ten days following Parent’s receipt of written notice from the Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(f) if such breach by Parent is cured within such ten-day period so that the conditions would then be satisfied; or
          (g) by Parent if there is a Company Material Adverse Effect.
          (h) by Parent, if the Company does not deliver by 11:59 p.m. (Pacific time) on the Agreement Date, the Stockholder Approvals adopting and approving this Agreement and approving the Merger.
     7.2 Effect of Termination. Any termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 4.3, 4.4 and (with respect to pre-termination breaches) 4.8, this Section 7.2 and Article IX, each of which shall survive the termination of this Agreement, and (ii) nothing in this Agreement shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Nondisclosure Agreement, all of which obligations shall survive termination of this Agreement.
     7.3 Amendment. Except as is otherwise required by applicable Law, prior to the Closing this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by Parent, Merger Sub and the Company.
     7.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained in this Agreement or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.
     7.5 Payment. Notwithstanding anything to the contrary in this Agreement, if the Closing has not occurred by April 28, 2006, for reasons other than a breach by the Company of its obligations under this Agreement, then Parent shall make a $100,000 cash payment to the Company by the close of business on April 28, 2006, as consideration for the Company having continued after April 1, 2006, the “no-shop” provisions of the parties’ letter of intent agreement dated March 10, 2006.
ARTICLE VIII
DEFINITIONS, CONSTRUCTION, ETC.
          (a) Definitions. For purposes of this Agreement:
     “Additional Estimated Losses” shall have the meaning set forth in Section 6.4(a).
     “Affiliate” shall mean, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.
     “Agreement” shall have the meaning set forth in the Preamble.
     “Agreement Date” shall have the meaning set forth in the Preamble.
     “Allocation Certificate” shall have the meaning set forth in Section 1.6(a).
     “Balance Sheet Date” shall have the meaning set forth in Section 2.7(a).
     “Basket” shall have the meaning set forth in Section 6.3(a).
     “Business Day” shall mean any weekday of the year on which national banking institutions in the State of California are open to the public for conducting business and are not required to close.

     “Certificate of Merger” shall have the meaning set forth in Section 1.2.
     “Certificate” shall mean a stock certificate representing Company Common Shares.
     “Closing” shall have the meaning set forth in Section 1.2.
     “Closing Date” shall have the meaning set forth in Section 1.2.
     “Code” shall mean the United States Internal Revenue Code of 1986, as amended.
     “Common Share Number” shall mean an amount equal to the total number of Company Common Shares (other than any Company Common Shares to be canceled pursuant to Section 1.6(d)(i)) issued and outstanding immediately prior to the Effective Time.
     “Company” shall have the meaning set forth in the Preamble.
     “Company Authorizations” shall have the meaning set forth in Section 2.28(a).
     “Company Balance Sheet” shall have the meaning set forth in Section 2.7(a).
     “Company Board” shall mean the board of directors of the Company.
     “Company Certificate of Incorporation” shall mean the Company’s Certificate of Incorporation, as amended.
     “Company Capital Shares” shall mean shares of Company Common Shares and/or Company Preferred Shares.
     “Company Common Shares” shall mean shares of Common Stock, par value $0.001 per share, of the Company.
     “Company Contract” shall mean any Contract to which the Company is a party or to which they or any of its properties is subject or bound.
     “Company Financial Statements” shall have the meaning set forth in Section 2.7(a).
     “Company Intellectual Property” shall mean any Intellectual Property that has been Used, is Used, or is held for Use in the business of the Company as previously conducted, as currently conducted or as currently proposed to be conducted.
     “Company Material Adverse Effect” shall mean a material adverse effect, currently or in the future, on (a) the business, assets, properties, liabilities, obligations, condition (financial or other), operations or results of operations of the Company taken as a whole or (b) the ability of the Company to perform its obligations pursuant to this Agreement and the other Transaction Agreements and to consummate the Merger.
     “Company Patent Applications” shall have the meaning set forth in Section 2.13(a)(ii).

     “Company Preferred Shares” shall mean shares of Preferred Stock, par value $0.001 per share, of the Company.
     “Company Products” shall mean each product, drug, proposed product or drug candidate, manufactured, sold, licensed or delivered or under development by the Company.
     “Company Real Property” shall have the meaning set forth in Section 2.11(a).
     “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, under obligation of assignment to, or filed in the name of, the Company.
     “Company Restricted Stock” shall have the meaning set forth in Section 2.6(b).
     “Contract” shall mean any mortgage, indenture, lease, contract, license, covenant, purchase order or other agreement (written or oral) which, in each case, is legally binding on the Company or any of its properties.
     “Court” shall have the meaning set forth in Section 9.9(b).
     “Determinable Losses” shall have the meaning set forth in Section 6.4(a).
     “Disclosure Schedule” shall have the meaning set forth in Article II.
     “Dispute Notice” shall have the meaning set forth in Section 6.4(c)(i).
     “Disputed Claims Amount” shall have the meaning set forth in Section 6.4(c)(i).
     “Dissenting Share Payments” shall mean (x) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement and (y) any reasonable costs and expenses (including reasonable attorneys’ fees, costs and expenses in connection with any action or proceeding) in respect of any Dissenting Shares (other than payment for such shares).
     “Dissenting Shares” shall have the meaning set forth in Section 1.8(a).
     “Effective Time” shall have the meaning set forth in Section 1.2.
     “Employee” shall mean any current, former, or retired employee, officer or director of the Company.
     “Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or ERISA Affiliates for the benefit of any Employee, or pursuant to which the Company has or may have any material liability contingent or otherwise.

     “Employment Agreement” shall refer to each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company, or any Affiliate and any Employee or consultant.
     “Environmental Laws” means any foreign, federal, state or local laws (wither under common law, statute, rule, regulation, ordinance, order, directive or otherwise), requirements under any permit, franchise, approval, license or any other authorization issued with respect thereto, and other requirements of Governmental Authorities relating in any way to natural resources, the environment, protection of human health, any hazardous substances or materials, or to any activities involving hazardous substances or materials, including the following Laws of the United States and similar Laws of Germany and England, each as amended: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1471 et seq.; Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; Refuse Act, 33 U.S.C. Sections 407 et seq.; Safe Drinking Water Act, 42 U.S.C. Sections 300(f) et seq.; Emergency Planning and Community Right-To-Know Act, 42 U.S.C. Sections 11001 et seq.; Occupational Safety and Health Act, 29 U.S.C. Sections 65 et seq.; the Federal Insecticide, Fungicide, & Rodenticide Act, 7 U.S.C. §§ 136 – 136Y; California Hazardous Substance Account Act, California Health & Safety Code Sections 25300 et seq.; California Asbestos Notification Laws, California Health & Safety Code Sections 25915 et seq.; California Hazardous Waste Control Law, California Health & Safety Code Sections 22100 et seq.; California Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code Sections 25500 et seq.; California Clean Air Act, California Health & Safety Code Sections 39608 et seq.; California Toxic Pits Cleanup Act, California Health & Safety Code Sections 25208 et seq.; California Pipeline Safety Act, California Government Code Sections 51010 et seq.; California Toxic Air Contaminants Law, California Health & Safety Code Sections 39650 et seq.; California Porter-Cologne Water Quality Act, California Water Code Sections 13000 et seq.; California Toxic Injection Well Control Act, California Health & Safety Code Sections 25159.10 et seq.; California Safe Drinking Water and Toxic Enforcement Act of 1986, California Health & Safety Code Sections 25249.5 et seq.; California Underground Storage Tank Act, California Health & Safety Code Sections 25280 et seq.; California Occupational Carcinogens Control Act, California Labor Code Sections 9000 et seq., and all regulations promulgated under any of the foregoing.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any Person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.
     “FDA” shall mean the United States Food and Drug Administration.
     “FDCA” shall have the meaning set forth in Section 2.19(b).

     “Final Determination” shall have the meaning set forth in Section 6.4(c)(iii).
     “GAAP” shall have the meaning set forth in Section 2.7(a).
     “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.
     “Indemnified Parties” shall have the meaning set forth in Section 6.2.
     “Indemnity Withhold Shares” shall have the meaning set forth in Section 1.6(c).
     “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.
     “IRS” shall mean the United States Internal Revenue Service.
     “DGCL” shall have the meaning set forth in Recital A.
     “knowledge” (including any derivation thereof such as “known” or “knowing”) shall mean the knowledge of any of (i) the officers and directors of the Company, and (ii) the Founders, or any facts or circumstances that would be known after due inquiry by a Person holding a comparable office or job with comparable experience or responsibility of any of the foregoing persons.
     “Law” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.
     “Leases” shall have the meaning set forth in Section 2.11(b).
     “Letter of Transmittal” shall have the meaning set forth in Section 1.9(a).

     “Liabilities” shall mean any debt, obligation, duty or liability of any nature, including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be reflected, disclosed or reserved against in a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
     “Licensee” shall have the meaning set forth in Section 2.13(a).
     “Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever, except as reflected in the Company Financial Statements, and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not and would not reasonably be expected to materially detract from the value, or materially interfere with the present use of the property subject thereto or affected thereby.
     “Losses” shall have the meaning set forth in Section 6.2.
     “Merger” shall have the meaning set forth in Recital A.
     “Merger Consideration” shall have the meaning set forth in Section 1.6(b)(i).
     “Merger Consideration Shares” shall have the meaning set forth in Section 1.6(b)(ii).
     “Merger Sub” shall have the meaning set forth in the Preamble.
     “Nondisclosure Agreement” shall have the meaning set forth in Section 4.3.
     “ordinary course of business” shall mean action by the Company which is (a) recurring in nature, is consistent with the past practices of the Company and is taken in the ordinary course of the normal day-to-day operations of the Company; (b) taken in accordance with sound and prudent business practices; (c) not required to be authorized by any of the Stockholders of the Company, the Company Board or any committee of the Company Board and does not require any other separate or special authorization of any nature; and (d) similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of comparable entities.
     “Parent” shall have the meaning set forth in the Preamble.
     “Parent Common Stock” shall mean the Common Stock, par value $0.001 per share, of Parent.
     “Payment Amount” shall have the meaning set forth in Section 6.4(c)(iii).
     “Pending Amount” shall have the meaning set forth in Section 6.6(b).

     “Per Share Merger Consideration” shall mean the number of shares of Parent Common Stock equal to the quotient of (1) the number of Merger Consideration Shares divided by (2) the Common Share Number.
     “Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
     “Pro Rata Share” shall mean, with respect to a Stockholder the quotient of (x) the number of Company Common Shares held by such Stockholder immediately prior to the Effective Time, divided by (y) the total number of Company Common Shares held by all Stockholders immediately prior to the Effective Time.
     “property” shall mean any interest in any property or asset, whether tangible or intangible, real, person or mixed, and whether or not of a type which is reflected in a balance sheet.
     “Proprietary Information Agreement” shall have the meaning set forth in Section 2.13(m).
     “Receivables” shall have the meaning set forth in Section 2.10.
     “Reference Price” shall mean $4.73 per share, subject to adjustment for stock splits, stock dividends or recapitalizations affecting Parent Common Stock occurring after the Agreement Date.
     “Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents and patent applications (including utility patents, business method patents, design patents, utility model patents, non-provisional patent applications, provisional patent applications, utility model patent applications, and design patent applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.
     “Representatives” shall have the meaning set forth in Section 4.8(a).
     “Resolution Period” shall have the meaning set forth in Section 6.4(c)(i).
     “Response Period” shall have the meaning set forth in Section 6.4(b).
     “SEC” shall mean the Securities and Exchange Commission.
     “Stockholder Approval” shall have the meaning set forth in Section 5.2(d).

     “Stockholder Consent” shall have the meaning set forth in Section 6.5.
     “Stockholder Representative” shall have the meaning set forth in Section 6.9(a).
     “Stockholders” shall mean the holders of Company Common Shares.
     “Studies” shall have the meaning set forth in Section 2.13(n).
     “Surviving Corporation” shall have the meaning set forth in Section 1.1.
     “Tax” shall mean any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Tax liability incurred or borne as a transferee or successor, or by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.
     “Tax Authority” shall mean any Governmental Entity responsible for the imposition or collection of any Tax.
     “Tax Returns” shall mean all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.
     “Termination Date” shall have the meaning set forth in Section 7.1(b).
     “Third-Party Acquisition” shall have the meaning set forth in Section 4.8(a).
     “Third-Party Claim” shall have the meaning set forth in Section 6.6(a).
     “Transaction Agreements” shall have the meaning set forth in Section 2.2(a).
     “Transaction Expenses” shall have the meaning set forth in Section 9.6.
     “Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Agreements to which the Company is or will be a party, including the Merger.
     “Interim Financial Statements” shall have the meaning set forth in Section 2.7(a).
     “Use” shall mean the making, having made, running, using, testing, translating, importing, copying, reproducing, distributing (directly or indirectly), transmitting, displaying, performing, adapting, modifying, selling, offering for sale, renting, leasing, assigning, licensing or preparing derivatives of Intellectual Property.
          (b) Construction.

               (i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
               (ii) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
               (iii) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
               (iv) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and Exhibits and Schedules to this Agreement.
               (v) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery; or (ii) if delivered by registered or certified mail (return receipt requested), three Business Days after mailing; or (iii) if delivered by first class mail, three Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):
          (a)    if to Parent or Merger Sub, to:
ADVENTRX Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121
Attention: President and CEO
Facsimile: (858) 552-0876
with a copy to (not to constitute notice):
Bingham McCutchen LLP
Three Embarcadero Center
San Francisco, CA 94111

Attention: Henry D. Evans, Jr.
Facsimile: (415) 393-2286
          (b)    if to the Company, to:
SD Pharmaceuticals, Inc.
7402 Cadencia Street
Carlsbad, CA 92009
Attention: Paul Marangos
Facsimile: (760) 944-9662
with a copy to (not to constitute notice):
DLA Piper Rudnick Gray Cary
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attention: T. Knox Bell
Facsimile: (858) 677-1401
          (c)    if to Paul Marangos, to:
c/o SD Pharmaceuticals, Inc.
7402 Cadencia Street
Carlsbad, CA 92009
Attention: Paul Marangos
Facsimile: (760) 944-9662
          (d)    if to Andrew X. Chen, to:
Andrew X. Chen
9865 Mesa Rim Road
Suite 201
San Diego, CA 92121
Facsimile: (858) 546-0958
          (e)    if to the Stockholder Representative to:
Paul Marangos
7402 Cadencia Street
Carlsbad, CA 92009
Facsimile: (760) 944-9662
with a copy to (not to constitute notice):

DLA Piper Rudnick Gray Cary
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attention: T. Knox Bell
Facsimile: (858) 677-1401
     9.2 Entire Agreement. Except for the Nondisclosure Agreement, this Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced in this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
     9.3 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.
     9.5 Disclosure Schedule. No matter disclosed in one section of the Disclosure Schedule shall be deemed disclosed in another section of the Disclosure Schedule unless it is readily apparent that the matter is applicable or relevant to another representation.
     9.6 Fees and Expenses. The fees and expenses incurred in connection with the matters described in this Agreement, including all legal, accounting, tax and financial advisory, consulting and investment banking, broker’s and finder’s fees, are collectively called the “Transaction Expenses”. If the Merger is consummated, Parent will assume and pay the Company’s Transaction Expenses, but not to exceed $70,000, less any sum which the Company has paid previously for such Transaction Expenses. Under all circumstances, Parent will pay all of Parent’s and Merger Sub’s Transaction Expenses. If the Merger is not consummated, each party (a) will bear and pay its own Transaction Expenses, (b) will not look to the other parties for any contribution toward such fees and expenses, and (c) will indemnify and hold harmless the other parties from any claim for any such fees or expenses arising out of the Transactions by any Person claiming to have been engaged by such party or its Representatives.

9.7 Successors and Assigns; Parties in Interest.
          (a) This Agreement shall be binding upon each Stockholder and each of their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any) and Parent and Merger Sub and their respect successors and assigns, if any. This Agreement shall inure to the benefit of the parties hereto and the Indemnified Parties and the respective successors and assigns (if any) of the foregoing. No obligation of the Company in this Agreement shall become an obligation of the Surviving Corporation after the Effective Time.
          (b) No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Parent and the Company and the Stockholders’ Representative, except that Parent may assign its rights under this Agreement to any Affiliate without the Company’s consent.
          (c) Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement. This Agreement is intended to benefit each of the Stockholders and the Indemnified Parties, and each of the Stockholders and the Indemnified Party shall be deemed a third-party beneficiary of this Agreement; and this Agreement shall be enforceable by each of the Stockholders and the Indemnified Parties. Except as set forth in this Section 9.7(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any.
     9.8 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
9.9 Governing Law; Venue.
          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California.
          (b) Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the County of San Diego, California (each, a “Court”). Each party hereto (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each Court, and each appellate court located in the State of California, in connection with any such proceeding; (ii) agrees that each Court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 9.1; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any Court, any claim that such party is not subject personally to the jurisdiction of such Court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such Court.
          (c) The Stockholders and Stockholder Representative agree that, if any claim, action suit or proceeding is commenced against any Indemnified Party by any Person in or before any court or other tribunal anywhere in the world, then such Indemnified Party may proceed against the Stockholders and Stockholder Representative in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such claim, action, suit or proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.
     9.10 Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.
     9.11 Attorneys’ Fees. If any action, claim, suit or proceeding relating to this Agreement or any of the other Transaction Agreements or the enforcement of any provision hereof or thereof is brought against any party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.
[Remainder of page intentionally blank; signature page follows.]

     In Witness Whereof, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the Agreement Date.

ADVENTRX Pharmaceuticals, Inc.		SD Pharmaceuticals, Inc.

By:	/s/ Evan Levine	By:	/s/ Paul J. Marangos

Name:	Evan Levine	Name:	Paul J. Marangos

Its:	Chief Executive Officer	Its:	Chief Executive Officer

Speed Acquisition, Inc.		Founders

By:	/s/ Evan Levine	/s/ Paul J. Marangos

Paul Marangos

Name:	Evan Levine

Its:	Chief Executive Officer	/s/ Andrew X.Chen

Andrew X. Chen

Stockholder Representative

/s/ Paul J. Marangos

Paul Marangos
Signature page to the Agreement and Plan of Merger

Exhibit A
Certificate Of Merger
Merging
Speed Acquisition, Inc.,
a Delaware corporation
with and into
SD Pharmaceuticals, Inc.,
a Delaware corporation

It is hereby certified that:
     1. The constituent business corporations participating in the merger herein certified are:
(i)	Speed Acquisition, Inc., which is incorporated under the laws of the State of Delaware; and

(ii)	SD Pharmaceuticals, Inc., which is incorporated under the laws of the State of Delaware.
     2. An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.
     3. The name of the surviving corporation in the merger herein certified is SD Pharmaceuticals, Inc., which will continue its existence as said surviving corporation upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.
     4. The Certificate of Incorporation of SD Pharmaceuticals, Inc. is to be amended and restated by reason of the merger herein certified by deleting in its entirety Articles First through Eighth thereof and by inserting the following articles:
“ARTICLE I
     The name of this corporation is SD Pharmaceuticals, Inc. (the “Corporation”).
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is to located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.
ARTICLE III
     The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE IV
     The aggregate number of shares which this Corporation shall have authority to issue is 100 shares of capital stock all of which shall be designated “Common Stock”, each having a par value of one cent ($0.01).

1

ARTICLE V
     A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.
     B. The Bylaws may be altered or amended, or new Bylaws may be adopted, by the stockholders entitled to vote. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws.
ARTICLE VI
     The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.
ARTICLE VII
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.”;
     and said Certificate of Incorporation as so amended and changed shall continue to be the Certificate of Incorporation of said surviving corporation until further amended and changed in accordance with the provisions of the General Corporation Law of the State of Delaware.
     5. The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows:
SD Pharmaceuticals, Inc.
c/o ADVENTRX Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121
Attention: Brian Culley
     6. A copy of the aforesaid Agreement and Plan of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.
Dated: _______ __, 2006

SD Pharmaceuticals, Inc.
By:
	Name:	Paul Marangos
	Title:	President, CEO and CFO

Speed Acquisition, Inc.
By:
	Name:	Evan M. Levine
	Title:	President and CEO

2

Exhibit B
Registration Rights Agreement
     This Registration Rights Agreement (this “Agreement”) is made and entered into as of April ___, 2006 (the “Agreement Date”) by and among ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Issuer”), and the persons and entities listed on Schedule A hereto (each, a “Stockholder”).
Background
     A. The Issuer, Speed Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of the Issuer (“Merger Sub”), SD Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the Founders and the Stockholder Representative entered into an Agreement and Plan of Merger, dated April 7, 2006 (the “Merger Agreement”), pursuant to which Merger Sub would merge with and into the Company (the “Merger”).
     B. In connection with the Merger, the Issuer would issue to the Stockholders shares (the “Merger Consideration Shares”) of common stock, par value $0.001 per share, of the Issuer (“Common Stock”).
     C. The execution and delivery of this Agreement is a material condition to the consummation of the Merger.
Agreement
     In consideration of the covenants, promises and representations set forth in this Agreement, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:
1. REGISTRATION OF MERGER CONSIDERATION SHARES
     1.1 Filing of Registration Statement. As soon as practicable, but in no event later than 35 days following the Closing Date (as that term is defined in the Merger Agreement), the Issuer shall file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (the “Registration Statement”) covering the resale of the Merger Consideration Shares other than the Indemnity Withhold Shares (as that term is defined in the Merger Agreement) (the “Registrable Shares”). Notwithstanding the foregoing, the Issuer shall have no obligation to register on the Registration Statement any Registrable Shares held by a Stockholder if such Stockholder has not delivered to the Issuer a duly completed and executed Selling Stockholder Questionnaire, in the form of Exhibit A (a “Stockholder Questionnaire”); provided, however, that if such Registrable Shares shall have been omitted from the Registration Statement pursuant to this sentence and the Issuer receives a duly completed and executed Stockholder Questionnaire from the Stockholder, then within 10 days of the Issuer’s receipt of such Stockholder Questionnaire, the Issuer shall amend or supplement the Registration Statement to register for resale such Registrable Shares initially omitted therefrom, provided, further, however, that if the Registration Statement shall have been declared effective by the SEC, the Issuer shall have no obligation to file a post-effective amendment to the Registration Statement pursuant to the foregoing proviso but shall, to the extent permitted under rules and regulations promulgated by the SEC, supplement the Registration Statement to register for resale such omitted such Registrable Shares.
     1.2 Effectiveness of Registration Statement. The Issuer shall use commercially reasonable efforts to cause the Registration Statement (i) to become effective under the Securities Act of 1933, as amended (the “Securities Act”), as soon as reasonably practicable after the Closing Date, and (ii) to remain effective until the first anniversary of the Closing Date. The Issuer may in its reasonable discretion suspend for one or more periods the actions required by this Section 1.2 to the extent that the Issuer concludes in good faith that the disclosure of additional information in the prospectus is required by law and that such suspension is necessary to permit such disclosure; provided, however, in no event shall any such suspension last for more than twenty (20) consecutive days, nor more than sixty (60) days in the aggregate.
     1.3 Restrictions on Transferability of Merger Consideration Shares.
          (a) No Stockholder shall be permitted to effect any disposition or other transfer of Merger Consideration Shares that would constitute a sale within the meaning of the Securities Act except (i) as contemplated in the Registration Statement or (ii) pursuant to an exemption from the registration requirements of Section 5 of the Securities Act as supported by a written opinion of legal counsel reasonably satisfactory to the Issuer and addressed to the Issuer to the effect that registration is not required in connection with the proposed disposition or other transfer (except that no such opinion shall be required for sales effected under Rule 144 promulgated under the Securities Act); whereupon the Stockholder shall be entitled to transfer such securities; provided, however, that notwithstanding the foregoing provisions of this Section 1.3(a), no such restrictions shall apply to a transfer by a Stockholder if such Stockholder is (A) a partnership transferring to its partners or former partners in accordance with partnership interests and without consideration, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Stockholder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company and without consideration, or (D) an individual transferring to the Stockholder’s family member or trust for the benefit of the individual Stockholder.
          (b) The Issuer may in its reasonable discretion suspend the use of the prospectus forming a part of the Registration Statement until such time as an amendment or supplement to the Registration Statement has been filed by the Issuer and declared effective, or until such time as the Issuer has filed an appropriate report with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, in no event shall any such suspension last for more than twenty (20) consecutive days, nor more than sixty (60) days in the aggregate. Each Stockholder covenants that such Stockholder will not sell any Registrable Shares during such a suspension pursuant to said prospectus during the period commencing at the time at which the Issuer gives such Stockholder written notice of the suspension of the use of said prospectus and ending at the time the Issuer gives such Stockholder written notice that such Stockholder may thereafter effect sales pursuant to said prospectus. The Issuer agrees to file such amendment, supplement or report as soon as practicable following such notice of suspension.

          (c) None of the Merger Consideration Shares shall be transferable except upon the conditions specified in this Section 1.3, which are intended to ensure compliance with the provisions of the Securities Act. Each Stockholder will cause any proposed transferee of Merger Consideration Shares held by such Stockholder (excluding a transferee who acquires the shares in a public trading transaction as contemplated by the Registration Statement) to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 1.3 if and to the extent that such securities continue to be restricted securities in the hands of the transferee, and each such transferee, upon making such agreement, shall be deemed a Stockholder for the purposes of Sections 1 and 2 hereof, and shall be entitled to the benefits of the Stockholder thereunder and subject to the terms and conditions applicable to the Stockholder thereunder.
     1.4 Furnish Information. It shall be a condition to the Issuer’s obligations to take any action under this Agreement with respect to the registration of the Registrable Shares held by a Stockholder that such Stockholder shall promptly furnish to the Issuer, upon request, such information regarding itself, the Registrable Shares, and the intended method of disposition of such Registrable Shares as required by the form of Selling Stockholder Questionnaire attached hereto as Exhibit A. In connection therewith, each Stockholder shall be required to represent to the Issuer that all such information which is given is both complete and accurate in all material respects when made.
     1.5 Delay of Registration. No Stockholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of the terms of this Agreement.
     1.6 Termination of Obligations. The Company shall have no obligation to maintain the effectiveness and may terminate the effectiveness of the Registration Statement under the Securities Act at any time after the first anniversary of the Closing Date.
2. LOCK-UP OF MERGER CONSIDERATION SHARES.
          2.1 Lock-Up Period. Notwithstanding contained herein to the contrary, each of Marangos Family Trust, dated 1995, and Chen Family Trust, dated 2000 (the “Founder Holders”), agrees that such Founder Holder will not, during the period following the Agreement Date as set forth in Section 2.2 (the “Lock-Up Restrictions”), directly or indirectly (a) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any Merger Consideration Shares or any securities convertible into or exercisable or exchangeable for Common Stock owned either of record or beneficially (as defined in the Exchange Act) by such Founder Holder or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Merger Consideration Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Merger Consideration Shares or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

     2.2 Expiration of Lock-Up. The Lock-Up Restrictions described above shall expire as follows:
          (a) Until July 2, 2006, all Merger Consideration Shares shall be subject to the Lock-Up Restrictions;
          (b) On each of July 2, 2006, August 2, 2006 and September 1, 2006, a number of Merger Consideration Shares equal to 10% of the number of Merger Consideration Shares issued to each Founder Holder at the Closing shall be released from the Lock-Up Restrictions and shall no longer be subject such restrictions; and
          (c) On September 30, 2006, the Lock-Up Restrictions shall expire with respect to all Merger Consideration Shares.
     2.3 Further Assurances. In furtherance of the covenants and provisions contained in this Agreement, the Issuer, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement. Each Founder Holder consents to the entry of stop transfer instructions with the Issuer’s transfer agent and registrar against the transfer of any Merger Consideration Shares subject to the Lock-Up Restrictions.
     2.4 Legend. Each stock certificate issued to a Founder Holder representing Merger Consideration Shares, and each stock certificate delivered on transfer of or in substitution for any such certificate, shall be imprinted with the following legend (or the substantial equivalent thereof) for so long as the Lock-Up Restrictions apply to the Merger Consideration Shares represented by such stock certificate.
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO LOCK-UP RESTRICTIONS A
REGISTRATION RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER. THE
REGISTRATION RIGHTS AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE
COMPANY DURING NORMAL BUSINESS HOURS.”
3. MISCELLANEOUS.
     3.1 Governing Law; Venue.
          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California, without giving effect to principles of conflict of laws.
          (b) Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of San Diego, California (each a “Court”). Each party hereto: (i) expressly and irrevocably consents and submits to the exercise of personal jurisdiction of each Court, and each appellate court located in the State of California, in connection with any such proceeding; (ii) agrees that each Court shall be deemed to be a convenient forum; (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any Court, any claim that such party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (iv) agrees that service in any action may be made by giving notice in accordance with Section 3.5.
     3.2 Amendments and Waivers. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Issuer and Stockholders holding a majority of the Merger Consideration Shares. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right under this Agreement shall operate as a waiver of any other right or of the same or a similar right on another occasion.
     3.3 Attorneys’ Fees. If any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of any of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.
     3.4 Notices. Any notice or other communication required or permitted to be delivered to any party shall be in writing and shall be deemed properly delivered, given and received when delivered, by hand, by registered mail, by courier or by express delivery service, to the address set forth beneath the name of such party below, or to such other address as such party shall have specified in a written notice given to the other parties:

if to a Stockholder:	to the record address of such Stockholder

if to the Issuer to:	ADVENTRX Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121
Attention: President and CEO
Facsimile: (858) 552-0876

with a copy to:	Bingham McCutchen LLP
(not to constitute notice)	Three Embarcadero Center
San Francisco, CA 94111
Attention: Henry Evans
Facsimile: (415) 393-2000
E-mail: hank.evans@bingham.com
     3.5 Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
     3.6 Successors and Assigns. The terms and conditions of the this Agreement shall inure to the benefit of and be binding upon each party’s successors and assigns.
     3.7 Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.
     3.8 Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Either party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to the other party upon request.
     3.9 Headings; References. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. References in this Agreement to sections refer, unless otherwise specified, to the designated section of this Agreement.
[Remainder of page intentionally blank; signature page follows.]

     In Witness Whereof, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the Agreement Date.

ADVENTRX Pharmaceuticals, Inc.
By:

Name:

Its:

Stockholder

Name of	Stockholder
By:

Name:

Title:

Signature Page to Registration Rights Agreement

Schedule A
Stockholders
Marangos Family Trust, dated 1995
Chen Family Trust, dated 2000
DLA Piper Rudnick Gray Cary US LLP
SEED Intellectual Property Law Group, PLLC
Costas Loullis
Gail Loullis
Wen Bo Hu
James A. Rock
Horace Hertz
Jack Luchese
James Ueberroth
Tzu-Ping Richard Lin
Thanh Nguyen
Dee Conger

Exhibit A
Selling Stockholder Questionnaire
     Pursuant to the Registration Rights Agreement, dated ___, 2006 (the “Rights Agreement”), among ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Schedule A thereto (the “Stockholders”), the Company is required to prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (the “Registration Statement”) covering the resale of certain shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) you acquired (the “Registrable Shares”) in connection with the merger of Speed Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, with and into SD Pharmaceuticals, Inc., a Delaware corporation. The Company’s obligation to include your Registrable Shares on the Registration Statement is conditioned, in party, on your completion and execution of this Selling Stockholder Questionnaire (this “Questionnaire”).
     If “None” or “Not Applicable” is the appropriate response to any particular question in this Questionnaire, please so indicate rather than leaving the question blank. If the space provided in this Questionnaire is inadequate, please state your answer on an attached sheet. All questions should be answered as of the date you sign this Questionnaire, unless otherwise specified.
STOCKHOLDER NAME AND CONTACT INFORMATION
1.	Please provide your name and other contact information:

Stockholder Name:

Contact Name:

Address:

Phone:

Facsimile:

Email:

RELATIONSHIP WITH THE COMPANY
2.	Within the past three years, have you held any position or office or had any other relationship with the Company or any of its predecessors or affiliates?

If “yes”, please describe:

SECURITY OWNERSHIP
3.	(a) List below the number of shares of Common Stock you beneficially own (see Appendix A for further information regarding beneficial ownership, voting power and investment power).

		Sole	Sole
Number of		Voting	Investment
Shares	Record Holder	Power?*	Power?*

*	If your answer is “no,” please describe on a separate sheet your voting or investment power.
(b)	List below each derivative security (e.g., stock options, warrants, etc.) you currently own representing the right to receive or acquire shares of Common Stock.

Sole
Type of Security			Sole Voting	Investment
Number of Shares	Issue Date	Exercise Price	Power?*	Power?*

*	If your answer is “no,” please describe on a separate sheet your voting or investment power.
PLAN OF DISTRIBUTION
4.	Attached as Appendix B hereto is a draft of the “Plan of Distribution” section of the Registration Statement. Do you propose to offer or sell any Registrable Shares to be registered on the Registration Statement by means other than those described in Appendix B?
Yes      ☐           No      ☐
If “yes”, please describe the manner in which you propose to offer or sell such Merger Consideration Shares:

5.	Do you currently have specific plans to offer any Registrable Shares through the selling efforts of brokers or dealers?
          Yes      ☐           No      ☐
If yes, briefly describe the terms of any agreement, arrangement or understanding, entered into or proposed to be entered into with any broker or dealer, including any discounts or commissions to be paid to dealers:

6.	Are any of the Registrable Shares to be offered otherwise than for cash?
          Yes      ☐           No      ☐
If yes, briefly describe:

7.	Are any finders to be involved in the offering or sale of any of the Registrable Shares?
          Yes      ☐           No      ☐
If yes, briefly describe:

BROKER-DEALER STATUS OR AFFILIATION
8. (a) Are you a broker 1 or a dealer 2 ?
          Yes      ☐          No     ☐
(b) If you answered “yes” to question 8(a), have you registered as a broker or dealer with the National Association of Securities Dealers (the “NASD”)?
          Yes      ☐           No      ☐
(c) If you answered “yes” to question 8(b), please list you NASD registration number below.

9.	Are you an affiliate of a broker or a dealer?
          Yes      ☐           No      ☐
* * * * * * * * * *

[1]	A “broker” is any person engaged in the business of effecting transactions in securities for the account of others.

[2]	A “dealer” is any person engaged in the business of buying and selling securities for such person’s own account through a broker or otherwise. The term “dealer” does not include a person that buys or sells securities for such person’s own account, either individually or in a fiduciary capacity, but not as part of a regular business.

CERTIFICATION
     I understand that the information in this Questionnaire is for use in connection with the Company’s filing of the Registration Statement with the SEC, and that the answers to the questions submitted will be relied on by the Company and its officers and directors in preparing and filing the Registration Statement. I certify that the information contained in this Questionnaire is true, complete and correct.
     I WILL NOTIFY THE COMPANY PROMPTLY OF ANY CHANGES IN THE FOREGOING INFORMATION (PARTICULARLY WITH RESPECT TO OWNERSHIP OF THE COMPANY’S SECURITIES) THAT MAY OCCUR PRIOR TO THE ACTUAL DATE OF THE FILING WITH THE SEC.
Dated: _____________ ____, 2006

Stockholder Name:

(please print)

(signature)

Name*:
(please print)

Title*:
(please print)

*	Complete if you are signing on behalf of an entity.
Please return the completed and executed Questionnaire to:
ADVENTRX Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121
Attention: Brian Culley
culley@adventrx.com
Facsimile: (858) 552-0876

Appendix A
Beneficial Ownership
     Beneficial, or beneficially, as applied to the ownership of securities, has been defined by the Securities and Exchange Commission to mean the following:
A beneficial owner of a security includes any person (as defined below) who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:
(i)	Voting power, which includes the power to vote, or to direct the voting of, such security, or

(ii)	Investment power, which includes the power to dispose, or to direct the disposition, of such security.
Note that more than one person may have a beneficial interest in the same securities; one may have voting power and the other may have investment power.
Even if a person, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership to avoid the reporting requirements of section 13(d) of the Securities Exchange Act, he will still be deemed to be the beneficial owner of such security.
A person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days, including but not limited to any right to acquire:
(a)	through the exercise of any option, warrant (including the warrants you purchased pursuant to the Purchase Agreement) or right;
(b)	through the conversion of a security;

(c)	pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or
(d)	pursuant to the automatic termination of a trust, discretionary account or similar arrangement.
A member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities and, pursuant to the rules of such exchange, may direct the vote of such securities, without instruction, on other than contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, but is otherwise precluded by the rules of such exchange from voting without instruction.
A person who in the ordinary course of business is a pledgee of securities pursuant to a bona fide pledge agreement will not be deemed to be the beneficial owner of such pledged securities merely because there has been a default under such an agreement, except during such time as the event of default shall remain uncured for more than 30 days or at any time before a default is cured if the power acquired by the pledgee pursuant to the default enables him to change or influence control of the issuer.
A person may also be regarded as the beneficial owner of securities held in the name of his spouse, his minor children or other relatives of his or her spouse sharing his home, or held in a trust of which he is a beneficiary or trustee, if the relationships are such that he has voting power or investment power with respect to such securities.
If you have any reason to believe that any interest you have, however remote, might be described as a beneficial interest, please describe such interest.

Appendix B
Plan of Distribution
     [We are registering the shares of common stock covered by this prospectus on behalf of the selling security holders listed in this prospectus. Sales of shares may be made by selling security holders, including their respective donees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the American Stock Exchange, any other exchange or market upon which our shares may trade in the future or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:
-	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

-	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

-	through options, swaps or derivatives;

-	in privately negotiated transactions;

-	in making short sales or in transactions to cover short sales entered into after the date of this prospectus;

-	put or call option transactions relating to the shares; or

-	any other method permitted by applicable law.
     The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Each of the selling security holders has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.
     Each selling security holder will act independently of us in making decisions regarding the timing, manner and size of each sale of shares of common stock covered by this registration statement.
     Each of the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. Each of the selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).
     Each of the selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities

Act. Each of the selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling security holders and each selling security holder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.
     Each selling security holder and any other persons participating in a distribution of the securities covered by this registration statement will be subject to the prospectus delivery requirements of the Securities Act and will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling security holders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.
     Each of the selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act rather than under this prospectus, provided they meet the criteria and conform to the requirements of Rule 144.
     Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:
-	the name of each such selling security holder and of the participating broker-dealer(s);

-	the number of shares involved;

-	the initial price at which the shares were sold;

-	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

-	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

-	other facts material to the transactions.
     In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee intends to sell more than 500 shares of common stock.
We are paying all expenses and fees customarily paid by the issuer in connection with the registration of the shares. Each of the selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers and any transfer agent fees in connection with the sale of the shares.]

Exhibit C
General Release
Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), among ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (“Parent”), SD Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Speed Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Merger Sub”), the Founders named therein and the Stockholder Representative named therein, pursuant to which the Merger Sub would merge with and into the Company (the “Merger”) and the Company would become a wholly-owned subsidiary of Parent. Capitalized terms used in this General Release without definition herein are used as they are defined in the Merger Agreement.
The undersigned (“You”) is a holder of shares of Company Common Stock and will receive a portion of the Merger Consideration in connection with the Merger. Your execution of this General Release is a material condition to Parent’s obligation to consummate the Merger.
For good and valuable consideration, receipt of which is hereby acknowledged, You, on behalf of yourself and your heirs and assigns, hereby enter into and execute this General Release, and hereby irrevocably and unconditionally release and forever discharge, waive, and hold harmless the Company and each and all of its past and present officers, agents, directors, supervisors, employees, representatives, parent and subsidiary companies (including, without limitation, Parent), successor companies, administrators, investors, subsidiaries, associated companies, affiliates, predecessors, all other related or affiliated entities and persons, and the agents, officers, directors, attorneys, contractors, insurance companies, successors, assigns, and owners of each, and each of them, and all persons acting by, through, under, or in concert with any of them from any and all claims, rights, debts, liabilities, demands, causes of action, obligations, and damages, known or unknown, suspected or unsuspected, arising as of or prior to the Closing, under federal, state, local or common law. The claims released hereby (the “Released Claims”) include all claims, right, debts, liabilities, demands, causes, obligations and damages related to the change in company control other than as specified in the next paragraph. All such claims (including related attorneys’ fees and costs) are forever barred by this General Release and without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort; any alleged unlawful act, including, without limitation, any alleged unlawful discrimination or harassment; any other claim or cause of action; and regardless of the forum in which it might be brought.
Notwithstanding anything to the contrary in this General Release, the Released Claims do not include:
(i)	any claims to receive consideration to which You may be entitled as a Stockholder under the terms of the Merger Agreement and the Delaware General Corporation Law with respect to the Merger;

(ii)	any claims that by law may not be released;

(iii)	any claim to receive amounts payable to You for services rendered by You through the Closing Date, but not in excess of the $165,000 and $70,000 ceilings in the aggregate as set forth in the Merger Agreement; and

(iv)	any claim for enforcement of the Registration Rights Agreement.

Apart from the claims above expressly excepted from this General Release, the Released Claims include all other claims even if You do not know or suspect that the claims exist, and even if your knowledge of those claims would have affected your acceptance of this General Release. You therefore waive the effect of all state laws, including but not limited to California Civil Code section 1542 and any other analogous provision of applicable law of any jurisdiction. Section 1542 states:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.”
This General Release shall be binding upon You and upon your heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. You expressly warrant that You have not transferred to any person or entity any rights, causes of action, or claims released in this General Release.
You acknowledge that Parent is relying on your execution of this General Release and without it, would not enter into the Merger Agreement. This General Release sets forth the entire agreement between you, Parent and the Company regarding its subject matter and supersedes all other written or oral promises or representations about its subject matter. You further acknowledge that You have entered into this General Release without reliance on any representation of any kind or character not expressly set forth herein.
This General Release will not become effective until the Effective Date, at which time it becomes effective and irrevocable. You acknowledge that you have had a reasonable period to review this General Release. You are advised to consult an attorney regarding signing this General Release.
The terms of this General Release are contractual in nature and not a mere recital, and it takes effect as a sealed instrument. PLEASE READ THIS GENERAL RELEASE CAREFULLY, AS IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.
BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ THIS GENERAL RELEASE, UNDERSTAND ITS TERMS AND EFFECT, AND AGREE TO IT VOLUNTARILY.

DATE:

(please sign above this line)

(please print your name above this line)

Exhibit D
Non-Competition Agreement
     This Non-Competition Agreement (this “Agreement") is entered into as of April ___, 2006 (the “Agreement Date") between ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (“Parent"), and ___, an individual (the “Founder"). Each capitalized term used but not defined in this Agreement has the meaning assigned to such term in the Agreement and Plan of Merger, dated as of April 7, 2006 (the “Merger Agreement”), among Parent, Speed Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), SD Pharmaceuticals, Inc., a Delaware corporation (the “Company”), the Founders and the Stockholder Representative named therein.
Background
     A. Subject to the terms of the Merger Agreement, Merger Sub would be merged with and into the Company and the separate corporate existence of Merger Sub would thereupon cease (the “Merger”).
     B. The Founder is a “Stockholder” (as defined in the Merger Agreement) and consequently would receive consideration from Parent as a result of the consummation of the Merger, which consideration reflects the goodwill associated with the Company’s business.
     C. Parent would have a protectable interest in the trade secrets, Proprietary Information (as defined below) and goodwill of the Company upon the consummation of the Merger.
     D. As a material condition to Parent’s obligation to enter into the Merger Agreement and consummate the Merger, the Merger Agreement requires, among other things, that the Founder enter into this Agreement.
Agreement
     In consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties agree as follows:
1. Definitions. For purposes of this Agreement:
     (a) The term “Business” means the business of developing, formulating, improving, testing, manufacturing, commercializing, distributing or selling pharmaceutical products in the fields of use set forth below:
(i) Clarithromycin intravenous emulsion formulation for infectious disease and any other disease indication;
(ii) Chitosan in combination with Zinc for topical anti-viral use;
(iii) B-Elemene intravenous emulsion formulation for Cancer treatment and any other disease indication;

(iv) Vinca Alkyloid intravenous emulsion formulation for cancer treatment and any other disease indication;
(v) Alpha tocopheryl Succinate, Paclitaxel and Docetaxel intravenous emulsion formulations for Cancer and any other disease indication;
(vi) Paclitaxel and Docetaxel intravenous emulsion formulation for cancer treatment and any other disease indication; or
(vii) Vancomycin intravenous emulsion formulation for infectious disease and any other disease indication.:
     (b) The term “Territory” means (i) the United States and (ii) anywhere in the world outside the United States where patents that may be issued on the Company Patent Applications would be enforceable, other than Hong Kong, Macau, China and Taiwan.
2. Non-Competition.
     (a) For a period commencing on the Closing Date and, subject to Section 5, ending on the date that is two years after the Closing Date or, if earlier, the date that Parent or its Affiliates cease conducting the Business (the “Period"), the Founder shall not, directly or indirectly own, invest in, manage, operate, advise, control or otherwise engage or participate in, provide services to or be connected as an officer, shareholder, employee, partner, creditor, guarantor, advisor or consultant in, any business which competes with the Business within the Territory.
     (b) For avoidance of doubt, and not withstanding anything to the contrary in this Agreement, it is understood and agreed that the Founder (or a company with whom the Founder is employed) may provide services to and advise a company in fields outside of the Business, even though such company might be a company involved in multi-business fields, including fields which might be in competition with the Business.
     (c) As a clarification and exception with respect to Section 1(a)(v) above, the Founder may be engaged with respect to the use of alpha tocopheryl succinate as a key inactive or excipient ingredient, but not as an active ingredient, used with Vitamin E.
     (d) Notwithstanding the foregoing, the Founder may own not more than 1% of the outstanding capital stock of any publicly-held entity which competes with the Business.
3. Non-Solicitation. During the Period, the Founder shall not, directly or indirectly, whether through a third Person or otherwise, recruit, solicit, induce, invite or otherwise encourage any employee of or consultant to Parent or any Affiliate of Parent to accept employment with or enter into a consulting or other business relationship with any Person other than Parent or any Affiliate of Parent.
4. Equitable Relief. Parent and the Founder agree and acknowledge that, in the event the Founder breaches or threatens to breach any covenant, obligation or other provision of this Agreement, the damage to Parent will be substantial and incapable of calculation in money

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damages, and that the remedy at law for any breach of this Agreement is and will be inadequate. Therefore, in the event of a breach or threatened breach by the Founder of any covenant, obligation or other provision of this Agreement, Parent shall be entitled to equitable remedies, including, but not limited to, specific performance or temporary, preliminary or permanent injunctive relief restraining the Founder from violating the provisions of this Agreement. Nothing contained in this Agreement shall be construed as prohibiting Parent or its Affiliates from pursuing any other remedies available to it for such breach or threatened breach.
5. Company Confidential Information:
     (a) With respect to any confidential information of the Company which may be known by the Founder, the Founder agrees (i) to not use such confidential information for any purpose other than for the benefit of Parent, and (ii) to not disclose such confidential information to anyone, other that as may be needed for the benefit of Parent. For avoidance of doubt, the Company’s confidential information shall not include any information which (i) is in the public domain, or (ii) was acquired by the Founder from a source independent of the Company, which source was not under a confidentiality obligation to the Company, or (iv) was developed independently by the Founder, without any assistance from or reference to the Company’s information.
     (b) Notwithstanding the foregoing, Parent acknowledges, understands and agrees (i) that some of the Company’s confidential information may be useful to the Founders within the “Permitted Fields” (as defined in that certain License Agreement dated December 10, 2005 between the Company and the Latitude Pharmaceuticals, Inc. (the “LTI License Agreement”), and (ii) that nothing in this Agreement shall be construed to limit or impair the ability or right of the Founders to use and disclose such confidential information in furtherance of the LTI License Agreement within the Permitted Fields, or for use in the countries of China, Hong Kong, Macao, and Taiwan.
6. Assignment. Parent and any Affiliate of Parent to which this Agreement may be assigned shall have the right to freely assign any or all of its rights under this Agreement, in whole or in part, to any Affiliate of Parent or to any successor in interest of Parent or such Affiliate or any business unit or division thereof, whether by merger, consolidation, purchase of assets or otherwise, or to any Person that acquires all or substantially all of the Business or the assets related thereto without obtaining the consent or approval of any other Person.
7. Separate Covenants. This Agreement shall be deemed to consist of a series of separate covenants, one for each line of business included in the Business and for each county, city, state or any similar subdivision included within the Territory, whether or not separately stated in this Agreement, and each such separate covenant shall be deemed identical in terms to the covenants contained in the preceding Sections. The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Sections 2 or 3 are deemed to exceed the time, geographic or scope

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limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.
8. Governing Law; Venue.
     (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California, without giving effect to principles of conflict of laws.
     (b) Unless otherwise explicitly provided in this Agreement, any proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of San Diego, California. Each Party:
          (i) expressly and irrevocably consents and submits to the exercise of personal jurisdiction of each state and federal court located in the County of San Diego, California, and each appellate court located in the State of California, in connection with any such proceeding;
          (ii) agrees that each state and federal court located in the County of San Diego, California shall be deemed to be a convenient forum;
          (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any state or federal court located in the County of San Diego, California, any claim that such Party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and
          (iv) agrees that service in any action may be made by giving notice in accordance with Section 13.
9. Amendments and Waivers. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and the Founder. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right under this Agreement shall operate as a waiver of any other right or of the same or a similar right on another occasion.
10. Attorneys’ Fees. If any proceeding relating to this Agreement or the enforcement of any provision of any of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.
11. Notices. Any notice or other communication required or permitted to be delivered to any party shall be in writing and shall be deemed properly delivered, given and received when delivered, by hand, by registered mail, by courier or by express delivery service, to the address set forth beneath the name of such party below, or to such other address as such party shall have specified in a written notice given to the other parties:

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if to the Founder:

with a copy to
(not to constitute notice):	Knox Bell
DLA Piper Rudnick Gray Cary US LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121-2133
Facsimile: (858) 677-1401
E-mail: knox.bell@dlapiper.com

if to Parent:	ADVENTRX Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121
Attention: Brian Culley
Facsimile: (858) 552-0876
E-mail: culley@adventrx.com

with a copy to:	Bingham McCutchen LLP
(not to constitute notice)	Three Embarcadero Center
San Francisco, CA 94111
Attention: Henry Evans
Facsimile: (415) 393-2000
E-mail: hank.evans@bingham.com
12. Entire Agreement. Except with respect to any Proprietary Information Agreement the Founder may have entered into and subject to Section 7, this Agreement, together with the Merger Agreement and the exhibits thereto, set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.
13. Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Either party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to the other party upon request.
14. Headings; References. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. References in this Agreement to sections refer, unless otherwise specified, to the designated section of this Agreement.

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     IN WITNESS WHEREOF, Parent and the Founder have executed this Non-Competition Agreement as of the Effective Date.

ADVENTRX Pharmaceuticals, Inc.

By:

Name:

Title:

[Founder’s Name]
Signature Page to the Non-Competition Agreement

Exhibit E
Consulting Agreement
     This Consulting Agreement (this “Agreement") is entered into as of April ___, 2006 (the “Effective Date"), by and between ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company"), and Andrew X. Chen, an individual (“Consultant").
Background
     A. Subject to the terms of the Agreement and Plan of Merger, dated as of April 7, 2006 (the "Merger Agreement”), among the Company, Speed Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), SD Pharmaceuticals, Inc., a Delaware corporation (“SDP”) and the Founders and the Stockholder Representative named therein, Merger Sub would be merged with and into SDP and the separate corporate existence of Merger Sub would thereupon cease (the “Merger”).
     B. Consultant is a “Stockholder” (as defined in the Merger Agreement) and consequently would receive consideration from the Company as a result of the consummation of the Merger.
     C. As a material condition to Adventrx’s obligation to consummate the Merger, the Merger Agreement requires, among other things, that Consultant enter into this Agreement at or prior to the Closing.
Agreement
     In consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Consultant hereby agree as follows:
1. Engagement. The Company hereby engages Consultant as an independent contractor to perform the services described in Schedule A hereto, and such other services as may be agreed to in writing by the Company and Consultant (the “Services"). Consultant agrees that Consultant will devote such time, attention and energy as is necessary to provide the Services set forth in this Agreement up to four hours per month pursuant to a time schedule to be mutually approved; and Consultant will perform the Services in a careful, professional, workmanlike and timely manner consistent with industry standards to the best of Consultant’s abilities. This Agreement is for the personal services of Consultant and Consultant shall not engage any subcontractors or other third parties in the performance of the Services without the Company’s prior written consent. Consultant may, with the Company’s prior consent, which consent shall not be unreasonably withheld, utilize Consultant’s company, Latitude Pharmaceuticals, Inc. (“LTI”) for performing the Services, provided that the performance by LTI of such Services is under the supervision and control of Consultant. In no event will Consultant be required pursuant to this Agreement to provide Services under this Agreement in excess of four hours in any calendar month. Consultant shall perform the Services under the direction and with the approval of the Company’s Chief Science Officer. Consultant hereby accepts the engagement to provide the Services to the Company on the terms and conditions set forth herein.
2. Term of Engagement. The term of Consultant’s engagement for the performance of

Services under this Agreement will commence on the Effective Date and shall continue until the first anniversary of the Effective Date, unless terminated pursuant to this Section 2 (the “Engagement Term"). The Company may terminate Consultant’s engagement for the performance of Services under this Agreement upon written notice to Consultant.
3. Compensation; Expenses; Billing.
     (a) Compensation. In consideration of the Services to be performed by Consultant during the Engagement Term, the Company agrees to pay Consultant an hourly rate of $250 per hour, expended in performing the Services during the Engagement Term. Consultant agrees that Consultant is not an employee of Company and therefore not entitled to any premium pay for daily or weekly overtime work.
     (b) Expenses. Any out-of-pocket expenses incurred by Consultant during the Engagement Term that are authorized in writing by the Company in advance shall be reimbursed by the Company to Consultant following the presentation of documentation satisfactory to the Company that such expenses were actually, reasonably and necessarily incurred in furtherance of the Services to be provided under this Agreement. Consultant agrees that Consultant shall be responsible for all other expenses associated with the performance of the Services.
     (c) Invoices. Consultant may submit an invoice to the Company for fees and expenses any time after completion of Services applicable to such fees and expenses. Each such invoice submitted by Consultant will include a detailed statement of the Services performed, including the name of the individual at Company who requested the Services, the dates and total number of days or hours worked thereon, and the reimbursable expenses related thereto, with appropriate receipts therefor.
     (d) Payment. Within 10 days after receipt of Consultant’s invoice submitted in accordance with Section 3(c), the Company will approve and pay the same or notify Consultant of any bona fide questions or issues the Company may have concerning the invoice.
4. Independent Contractor. Consultant agrees that Consultant is an independent contractor, and not an employee of the Company. This Agreement does not grant any authority to Consultant to act for the Company as its agent or make commitments for the Company. Consultant retains discretion in performing the tasks assigned, within the scope of work specified in this Agreement, subject to the satisfaction of the Company. Consultant agrees that Consultant will not be eligible for any employee benefits (such as vacation pay, sick leave, insurance programs, ESPP or 401(k) plan), nor will the Company make deductions from any expense reimbursement payments paid to Consultant for withholding of taxes. Consultant agrees that Consultant shall be solely responsible for any and all taxes due and owing on the amounts paid to Consultant under this Agreement and that, as an independent contractor, Consultant is not eligible to recover worker’s compensation benefits in the event of injury.
5. Authorization to Work in the United States. Consultant represents and warrants that Consultant is legally authorized to work in the United States and to perform the Services.

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Consultant agrees to indemnify and hold harmless the Company from any claims by any governmental agency or entity that the Company has violated any immigration law or regulation by utilizing the services of Consultant under this Agreement.
6. Use of Company Facilities and Equipment. Consultant represents and warrants that Consultant will have the requisite tools and equipment necessary to perform the Services set forth in this Agreement. However, to the extent that Consultant performs the Services at the Company’s location(s) or to the extent such Services require access to the Company’s facilities, the Company agrees to provide Consultant with necessary access to its facilities. Consultant will, when at the Company’s site, conduct Consultant’s activities so that Consultant’s equipment, working conditions and methods are safe and without risk to the health of Consultant and the Company’s employees as well as for any other users of the Company’s facilities.
7. Inventions and Confidential Information.
     (a) The Company understands and acknowledges that Consultant is employed substantially full-time by LTI, and that LTI has exclusive license rights to utilize the SDP “Subject Patent Rights” (as defined in the License Agreement dated December 10, 2005, between SDP and LTI (the “LTI License Agreement”)). Nothing in this Agreement shall be construed (i) to limit or impair LTI or Consultant from doing everything which LTI is entitled to do pursuant to the LTI License Agreement, or (ii) to require or permit Consultant to do anything for the Company within the “Permitted Fields” as defined in the LTI License Agreement.
     (b) With respect to any inventions, technology, data, or know-how which Consultant might produce or develop during the course of Consultant performing the Services (the “Consultant’s Productions”):
(i) Consultant and LTI (and their licensees and assigns) shall have the exclusive right to use the Consultant’s Productions in the “Permitted Fields,” as defined in the LTI License Agreement; and
(ii) The Company (and its licensees and assigns) shall have the exclusive right to use the Consultant’s Products in the “Excluded Fields,” as defined in the LTI License Agreement.
(iii) The Company shall have the first right to file for patent protection for any patentable invention included in the Consultant’s Productions; and if the Company does not do so, then Consultant (or LTI) may do so. Whichever party does so file for patent protections shall be the owner of such patent rights, subject to the use rights as set forth in subparts (i) and (ii) above.

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     (c) With respect to any confidential information of the Company which may be disclosed to Consultant, Consultant agrees (i) to not use such confidential information for any purpose other than to perform the Services, and (ii) to not disclose such confidential information to anyone, other than as may be needed to perform the Services. For avoidance of doubt, the Company’s confidential information shall not include any information which (i) is in the public domain, or (ii) was known to Consultant prior to its disclosure by the Company, or (iii) was acquired by Consultant from a source other than Consultant, which source was not under a confidentiality obligation to the Company, or (iv) was developed independently by Consultant, without any assistance from or reference to the Company’s information.
     (d) Consultant agrees to not disclose to the Company any confidential information belonging to a third party, without the prior consent of said third party.
     (e) If Consultant intends to disclose to the Company any of Consultant’s own confidential information, which information is not to be used or further disclosed by the Company, then Consultant shall so inform the Company in writing and shall mark as “Confidential” such Consultant confidential information. If Consultant does not so mark the information and so inform the Company, then the Company shall be entitled to assume that any information disclosed or reported to the Company by Consultant is not Consultant confidential information.
     (f) Upon any termination of this Agreement, Consultant shall return to the Company all of the Company confidential information, and the Company shall return to Consultant all of the Consultant confidential information.
8. Representations and Warranties. Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with undertaking this relationship with the Company. Consultant has not entered into and will not enter into any agreement (whether oral or written) in conflict with this Agreement.
9. Publicity; Use of Name. Consultant agrees that it will not disclose the terms of this Agreement or the nature of the Services to any third party without the prior written consent of the Company. Consultant may not publish or refer to, in whole or in part, the results of any Services, nor any data, information or materials related to any Services, without the prior written consent of Company. Consultant will not use Company’s name in connection with any publication, advertising, promotion, or sale regarding Consultant’s performance of Services or this Agreement without Company’s prior written consent. Consultant hereby consents to the use of and grants to the Company a royalty-free license to use Consultant’s name and likeness in the Company’s advertising, packaging and promotional materials, reports, articles and applications, filings and correspondence with governmental entities or bodies in any way reasonably related to Consultant’s performance of the Services.
10. Entire Agreement; Amendment. This Agreement and a Non-Competition Agreement between the parties of even date herewith represent the entire agreement between Consultant and the Company with respect to the subject matter hereof and thereof and supersede all previous

4

oral or written communications, representations or agreements. This Agreement may be modified only by a duly authorized and executed writing between the parties.
11. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be delivered by registered or certified first-class mail, return receipt requested, confirmed facsimile transmission, a nationally recognized express delivery service (e.g., Federal Express, DHL and UPS), or personal delivery (a) if to the Company, to ADVENTRX Pharmaceuticals, Inc., 6725 Mesa Ridge Road, Suite 100, San Diego, CA 92121, Facsimile: (858) 552-0876, Attention: Chief Executive Officer or (b) if to the Consultant, to the address or facsimile number set forth on the signature page to this Agreement. All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered, if delivery is by nationally recognized express delivery service; five business days after being deposited in the mail, postage prepaid, if mailed; when receipt is mechanically confirmed, if sent via facsimile and such receipt is obtained prior to 5:00 pm (Pacific time) on a business day; and the next business day following the date that receipt is mechanically confirmed, if sent via facsimile and such receipt is obtained on a non-business day or after 5:00 pm (Pacific time) on a business day. Any party may by notice given in accordance with this Section 11 designate another address or person for receipt of notices or communications hereunder.
12. Severability. To the extent that any of the provisions of this Agreement shall be found to be illegal or unenforceable for any reason, such provision shall be revised or deleted in such a manner so as to make this Agreement as revised legal and enforceable under applicable laws, and the balance of this Agreement or parts thereof shall construed as severable and independent and not be affected thereby.
13. Remedy for Breach. The parties agree that, in the event of breach or threatened breach of this Agreement, the damage or imminent damage to the value and the goodwill of the Company’s business will be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties agree that the Company shall be entitled to injunctive relief against Consultant, without the requirement of bond or security, in the event of any breach or threatened breach by Consultant, in addition to any other relief (including damages and the right of the Company to stop payments hereunder which is hereby granted) available to the Company under this Agreement or otherwise.
14. Assignment. This Agreement may not be assigned by either party without the other party’s prior written consent.
15. No Joint Venture. Nothing contained in this Agreement will be construed as creating a joint venture, partnership or employment relationship between the parties hereto, nor will either party have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other.
16. Governing Law. This Agreement shall be governed by the laws of the state of California, without regard to the conflicts of law provisions thereof.

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17. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.
[Remainder of page intentionally blank; signature page follows.]

6

     IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be executed as of the Effective Date.

ADVENTRX Pharmaceuticals, Inc.	Consultant

By:

Andrew X. Chen

Name:

Its:

Address:

Telephone:

Facsimile:

E-Mail:

EIN/SSN:

Signature page to Consulting Agreement

Schedule A
Description of Services
     The “Services” shall be applicable to products (“Products”) based on “Company Intellectual Property” (as that term is defined in the Merger Agreement) for use in the Excluded Fields (as defined in Exhibit B of that certain License Agreement dated December 10, 2005 between LTI and SDP), as follows:
o	Assistance in the production of small scale batches of Products selected for preclinical evaluation, including batch production at Latitude Pharmaceuticals, Inc.;

o	Assistance on technical transfer of emulsion production processes to selected manufacturers for each Product moved into clinical development. Tasks may involve but are not limited to transfer of documentation, participation in conference calls, responding to manufacturer questions;

o	Assistance on qualification/characterization of novel emulsion components used in each Product moved into clinical development, including supply of raw material documentation and supplier contact information and assistance in obtaining supporting documentation from marketed products;

o	Assistance in obtaining data regarding stability of each Product moved into clinical development, including new or ongoing accelerated and shelf-life stability studies or development of assays to assess stability; and

o	Assistance with the transfer and translation of ongoing preclinical studies for Products such as studies conducted by third parties, including contract organizations in China.

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Exhibit F
April ____, 2006
Adventrx Pharmaceuticals, Inc.
6725 Mesa Ridge Road, Suite 100
San Diego, CA 92121
Ladies and Gentlemen:
     We have acted as counsel for SD Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the merger (the “Merger”) of Speed Acquisition Inc., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Adventrx Pharmaceuticals, Inc., a Delaware corporation (“Parent”), with and into the Company, pursuant to the Agreement and Plan of Merger by and among Parent, the Company, Merger Sub, and the Founders and Stockholder Representative identified therein, dated as of April 7, 2006 (the “Agreement”). This opinion is rendered to you pursuant to Section 5.2(m) of the Agreement. Capitalized terms used herein and not otherwise defined shall have the same meaning given to such terms in the Agreement.
A. Assumptions, Qualifications, and Exceptions.
     1. In connection with this opinion, and subject to the limitations described below, we have reviewed such corporate records, documents, certificates, and other instruments as we deemed necessary in order to render the opinions herein. As to factual matters, we have relied solely upon, and assumed the accuracy, completeness and genuineness of, a certificate of the President of the Company (the “Officer’s Certificate”), certificates of public officials and oral and written representations made by the Company and its officers. We have made no independent investigation of any of the facts stated in the Officer’s Certificate or of any representation made by the Company or its officers.
     2. Where we render an opinion “to our knowledge,” it is intended to indicate that during the course of our representation of the Company, with respect to the transactions contemplated by the Agreement, no information that would give us current actual knowledge of the inaccuracy of such statement has come to the attention of Knox Bell, the attorney in this firm who has rendered or is rendering substantive legal services to the Company. We have not undertaken any independent investigation to determine the accuracy of such statement and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation; no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.
     3. We have assumed that the representations and warranties as to factual matters made by the Company in Section 2 of the Agreement, and by you and Merger Sub in Section 3 of the Agreement are true and correct. We have also assumed (i) the genuineness and authenticity of all documents submitted to us as originals, (ii) the conformity to originals of all documents submitted to us as copies, (iii) the due execution and delivery of the Agreement and each other document or

ADVENTRX Pharmaceuticals, Inc.
April ___, 2006
Page Two
agreement executed and delivered pursuant to the terms of the Agreement by any party other than the Company when due execution and delivery are a prerequisite to the effectiveness thereof, (iv) that each such other party had the power and authority to enter into and perform all its obligations under such documents, (v) the due authorization by each such other party of all requisite actions, (vi) that you have received all of the documents that you are required to receive under the Agreement and all agreements contemplated thereby and (vii) that the Agreement is a binding obligation of you.
     4. With respect to our opinion in Paragraph B1 that the Company is in good standing under the laws of the State of Delaware, we have relied solely upon a certificate of status issued by the Delaware Secretary of State.
     5. With respect to our opinion in Paragraph B2 that the Company is qualified to do business and is in good standing in all jurisdictions where the Company owns or leases property or conducts business, we have relied solely upon written representations made to us by officers of the Company that the Company does not own or lease property or conduct business in any location outside of California and upon certificates of public officials.
     6. With regard to our opinion contained in Paragraph B3 below concerning the number of issued and outstanding shares of capital stock and the nonassessability and fully-paid nature of the same, we have relied solely upon the Officer’s Certificate and our review of the Company’s stock issuance agreements and stock register.
     7. With respect to our opinion in Paragraph B4, we have assumed that the Agreement and the transactions contemplated thereby, were fair and reasonable as to the Company at the time of their authorization, approval or ratification by the Company’s Board of Directors and shareholders. We express no opinion as to whether the directors or shareholders of the Company have complied with any applicable duties in connection with the authorization and performance of the Agreements.
     8. With respect to our opinion in Paragraph B5 as to compliance with governmental statutes, rules or regulations, our opinion with respect thereto is limited to such California and federal statutes, rules and regulations (and provisions of Delaware law (as defined below)) as is our experience are normally applicable to transactions of the sort contemplated by the Agreement. With respect to our opinion in Paragraph B5 regarding orders, writs, judgments, injunctions, decrees, determinations, or awards, we have relied solely upon a representation made to us in the Officer’s Certificate to the effect that there are no orders, writs, judgments, injunctions, decrees, determinations, or awards binding upon the Company.
     9. We are admitted to practice law in the State of California, and we express no opinion concerning any other law other than the law of the State of California and the federal law of the United States and the corporate law of the State of Delaware (“Delaware Law”). With respect to the provisions of Delaware Law, we have based our opinion solely upon our examination of such laws as reported in standard, unofficial compilations.
     10. We express no opinion with respect to (i) the availability of equitable remedies, including specific performance; (ii) the enforceability of provisions of the Agreement and each document or agreement entered into pursuant thereto regarding indemnification; (iii) the compliance or noncompliance with the antifraud provisions of state and federal securities laws, rules and

ADVENTRX Pharmaceuticals, Inc.
April ___, 2006
Page Three
regulations concerning the issuance of securities; (iv) the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or (v) the enforceability of the Agreement and each other document or agreement entered into pursuant to the terms of the Agreement under Section 1670.5 of the California Civil Code.
B. Opinions.
     Based on and subject to the forgoing, it is our opinion that as of the date hereof:
     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.
     2. The Company has the requisite corporate power to own, operate and lease its property and assets and to conduct its business as it is currently being conducted. The Company has full corporate power and authority to enter into the Agreement and to perform its obligations thereunder. To our knowledge, the Company is qualified as a foreign corporation to do business and is in good standing in each jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification.
     3. The authorized capital stock of the Company as of the date hereof consists of: (i) 25,000,000 shares of Common Stock (par value $.001 per share), of which, to our knowledge, 6,106,801 shares are issued and outstanding; and (ii) 10,000,000 shares of Preferred Stock (par value $.001 per share), of which no shares are issued and outstanding. All of the outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable. To our knowledge, there are no issued or outstanding options, warrants, subscription rights or other rights, whether or not currently exercisable, to acquire any shares of capital stock of the Company or that are or may become convertible into or exchangeable for any shares of capital stock of the Company.
     4. All corporate action on the part of the Company, its Board of Directors and its stockholders necessary for the authorization, execution and delivery of the Agreement by the Company and the performance of the Company’s obligations under the Agreement have been taken. The Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.
     5. The execution, delivery and performance by the Company of the Agreement and the consummation by the Company of the Merger as provided therein will not violate any provision of the Company’s Certificate of Incorporation or Bylaws, and, except as disclosed in the Company Disclosure Schedule, do not constitute a material default (or give rise to any right of termination, cancellation or acceleration) under any provision of any Company Contract set forth in Section 2.14 of the Company Disclosure Schedule, and do not violate or contravene (A) any governmental statute, rule or regulation applicable to the Company or (B) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware.

ADVENTRX Pharmaceuticals, Inc.
April ___, 2006
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     6. To our knowledge, there is no action, proceeding or investigation pending or threatened in writing against the Company before any court or administrative agency.
     7. All consents, approvals, authorizations, or orders of, and filings, registrations, and qualifications with any regulatory authority or governmental body in the United States required to be obtained prior to the Closing in connection with the Company’s execution, delivery and performance of the Agreement and the consummation by the Company of the Merger as contemplated therein have been made or obtained, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as contemplated by the Agreement.
     8. The Certificate of Merger has been duly approved by the Company’s Board of Directors and its stockholders and, assuming appropriate approval by the Boards of Directors of Parent and Merger Sub, respectively, and compliance by Parent and Merger Sub with all requirements of applicable law and the Agreement necessary to effect the Merger, upon its filing with and acceptance by the Secretary of State of the State of Delaware, the Merger will be effective.
The opinions expressed herein are solely for your benefit in connection with the above transactions and may not be relied upon in any manner or for any purpose by any other person.
DLA PIPER RUDNICK GRAY CARY US            LLP